UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MarketWatch, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share, of MarketWatch, Inc.

(2)	Aggregate number of securities to which transaction applies:

31,144,681 shares of MarketWatch common stock comprising (a) 26,532,895 shares of issued and outstanding common stock as of November 18, 2004; (b) options to purchase 4,549,875 shares of common stock assumed to be outstanding as of the effective time of the merger; and (c) rights to purchase 61,911 shares of common stock under MarketWatch’s 2004 Employee Stock Purchase Plan.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Each share of MarketWatch common stock issued and outstanding will be converted into the right to receive $18.00 as a result of the merger described in this proxy statement. For purposes of calculating the filing fee, each option to acquire MarketWatch common stock is deemed exercised and the per share merger consideration deemed received is determined by subtracting the exercise price from $18.00. Also for purposes of calculating the filing fee, each right to purchase MarketWatch common stock under the 2004 Employee Stock Purchase Plan has been deemed converted into common stock.

(4)	Proposed maximum aggregate value of transaction:

$518,563,413

(5)	Total fee paid:

$65,701.98. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying 0.00012670 by the amount of the maximum aggregate value of the transaction.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of MarketWatch, Inc.:

You are cordially invited to attend a special meeting of stockholders of MarketWatch, Inc. to be held on                             , 2005, at 10:00 a.m., local time, at 825 Battery Street, San Francisco, California 94111.

At the special meeting you will be asked to consider and vote upon a proposal to adopt a merger agreement we signed with Dow Jones & Company, Inc. and a wholly-owned subsidiary of Dow Jones. If the merger agreement is adopted and we complete the merger, MarketWatch will become a wholly-owned subsidiary of Dow Jones and you will have the right to receive $18.00 in cash, without interest, in exchange for each share of our common stock that you own. After the merger is completed, you no longer will own an equity interest in MarketWatch, and our common stock will no longer be publicly traded. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

At the special meeting you also will be asked to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The board of directors of MarketWatch approved the merger with Dow Jones and the adoption of the merger agreement.

The board of directors of MarketWatch recommends that MarketWatch stockholders vote “FOR” the adoption of the merger agreement and the transactions contemplated by the merger agreement.

Your vote is important. We cannot complete the merger unless holders of a majority of all of the outstanding shares of our common stock entitled to vote adopt the merger agreement. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card to ensure that your shares will be represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger.

In the materials accompanying this letter, you will find a notice of the special meeting, a proxy statement that provides you with more detailed information about the proposed merger and a proxy card. We encourage you to read the entire document, including the annexes, carefully.

Sincerely,

Lawrence S. Kramer

Chairman and Chief Executive Officer

MarketWatch, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated                             , 200    , and is first being mailed to the stockholders of MarketWatch on or about                             , 200    .

MARKETWATCH, INC.

825 Battery Street

San Francisco, California 94111

Notice of Special Meeting of the MarketWatch, Inc. Stockholders

                    , 2005 at 10:00 a.m., local time

To the Stockholders of MarketWatch, Inc.:

Notice is hereby given that a special meeting of stockholders of MarketWatch, Inc. will be held on                     , 2005, at 10:00 a.m., local time, at 825 Battery Street, San Francisco, California 94111 for the following purposes:

1.	To consider and vote upon a proposal to adopt the agreement and plan of merger that MarketWatch entered into on November 14, 2004 with Dow Jones & Company, Inc. pursuant to which MarketWatch would be merged with a wholly-owned subsidiary of Dow Jones. If we complete the merger, you will have the right to receive $18.00 in cash, without interest, in exchange for each share of MarketWatch common stock you own. The adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement;

2.	To adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

3.	To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

These items of business are described in the attached proxy statement. Holders of record of MarketWatch common stock at the close of business on December 6, 2004, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

By order of the Board of Directors,

Lawrence S. Kramer

Chairman and Chief Executive Officer

San Francisco, California

                    , 200

i

ii

PROXY STATEMENT

Sent to the Stockholders of MarketWatch, Inc. on                     , 200

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF MARKETWATCH, INC. TO BE HELD

                    , 2005

QUESTIONS & ANSWERS ABOUT THE MERGER

Q:  Who is soliciting my proxy?

A:  This proxy is being solicited by our board of directors.

Q:  What am I voting for?

A:  MarketWatch, Inc. is asking you to vote for the adoption of the merger agreement that we entered into on November 14, 2004 with Dow Jones & Company, Inc. Under the terms of the merger agreement we will merge with a wholly-owned subsidiary of Dow Jones. As a result of the merger, MarketWatch will cease to be an independent, publicly traded company, and will instead continue as a wholly-owned subsidiary of Dow Jones. You are also being asked to vote to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement. See “The Merger Agreement—The Merger and Merger Consideration” on page 33.

Q:  Does the board of directors of MarketWatch recommend voting in favor of the merger?

A:  Yes. Our board of directors recommends that you adopt the merger agreement. Members of our board of directors considered many factors in reaching this recommendation. Please see the section entitled “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” on page 15.

Q:  What stockholder approval is required?

A:  Adoption of the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of a majority of the outstanding shares of MarketWatch common stock held by stockholders entitled to vote on December 6, 2004, the record date for the special meeting. See “The Special Meeting—Vote Required for Adoption of the Merger on page 9.

Q:  When do you expect the merger to be completed?

A:  We are working toward completing the merger as quickly as possible. Depending on the receipt of regulatory approvals, and assuming adoption of the merger agreement by our stockholders and satisfaction or waiver of other conditions, we hope to complete the merger shortly after the special meeting. For more details on the approvals required, see the section entitled “The Merger—Approvals” on page 31. For a description of the conditions to closing of the merger contained in the merger agreement, see “The Merger Agreement—Conditions to the Merger” on page 39.

Q:  What interests do MarketWatch’s directors and executive officers have in recommending adoption of the merger agreement?

A:  Our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of other MarketWatch stockholders. These interests may include the following: (i) as described below, all stock options and shares of restricted stock held by our directors and executive officers will become fully vested in connection with the merger; (ii) all stock options held by our non-employee directors that do not continue as directors, officers, employees or consultants of Dow Jones or its subsidiaries will be cancelled in exchange for $18.00 in cash for each share subject to the option, less the exercise price per share subject to the option and any applicable withholding taxes; (iii) continuation or extension of employment agreements with some of our executive officers so that if their employment is terminated without cause or they resign with good reason before or after the merger, they would be entitled to severance payments; (iv) payment of retention bonuses to some of our executive officers; and (v) the continuation of certain indemnification arrangements for our directors and executive officers. For additional details, including the amounts that may be received by each of our directors and executive officers, see “The Merger—Interests of MarketWatch Directors and Executive Officers” on page 22.

Q:  What will I receive in the merger and when will I receive it?

A:  If we complete the merger, you will have the right to receive $18.00 in cash, without interest, for each share of MarketWatch common stock you own, unless you seek and perfect appraisal rights as discussed more fully elsewhere in this proxy statement. If you have certificated shares of MarketWatch common stock, meaning you hold a physical share certificate, the merger consideration will be paid to you once you submit the letter of transmittal, together with properly endorsed stock certificates and other required documentation, to Mellon Investor Services, the paying agent. If you have uncertificated shares of MarketWatch common stock, meaning the shares of MarketWatch common stock you hold are evidenced in electronic format, the merger consideration will be paid to you after consummation of the merger in accordance with the procedures of the paying agent. See “The Merger Agreement—Payment for Shares” on page 33.

Q:  How will the merger affect outstanding options to purchase MarketWatch common stock and shares of restricted stock of MarketWatch?

A:  All options under the Big Charts, Inc. 1995 Stock Plan, MarketWatch 1998 Directors Stock Option Plan, MarketWatch 1998 Equity Incentive Plan, Pinnacor Inc. 1999 Stock Option Plan, Pinnacor Inc. 2000 Equity Incentive Plan, and MarketWatch 2004 Stock Incentive Plan will be fully vested and exercisable immediately prior to the effective time of the merger. Each option, other than those granted under the Pinnacor Inc. 2000 Equity Incentive Plan (unless the holder consents to assumption), will be assumed by Dow Jones and will be converted into an option to purchase the number of shares of Dow Jones common stock that is equal to the number of shares of MarketWatch common stock that could have been purchased before the merger upon the exercise of such option, multiplied by a fraction, the numerator of which is $18.00 and the denominator of which is the average closing price of Dow Jones common stock on the New York Stock Exchange over the five trading days immediately preceding (but not including) the date on which the merger occurs and rounded down to the nearest whole share. The exercise price per share of Dow Jones common stock for the converted option will be equal to the exercise price per share of MarketWatch common stock subject to the option before the conversion multiplied by the same fraction and rounded up to the nearest whole cent. Each option under the Pinnacor, Inc. 2000 Equity Incentive Plan, may, if the holder so consents, also be assumed by Dow Jones in the manner described above. Each Pinnacor, Inc. 2000 option not assumed by Dow Jones will be cancelled and the optionholder will receive an amount equal to $18.00 less the exercise price for each option held by such optionholder and the amount of applicable withholding taxes. Each outstanding option held by our non-employee directors (other than a director that continues as a director, officer, employee or consultant of Dow Jones or its subsidiaries after the merger, which we currently believe will not apply) will be cancelled at the effective time of merger and will entitle such directors to receive a cash payment equal to the excess of $18.00 over the exercise price per share of such option multiplied by the number of shares of common stock subject to such option less any applicable withholding taxes. All outstanding shares of MarketWatch restricted stock will vest in connection with the merger and each holder of restricted stock will be entitled to receive $18.00 per share in cash less any applicable withholding taxes. For a more complete description, see the sections entitled “The Merger Agreement—Stock Options” on page 34 and “The Merger Agreement—Restricted Stock” on page 34.

Q:  What happens if I sell my shares of MarketWatch common stock before the special meeting?

A:  The record date for the special meeting, December 6, 2004, is earlier than the expected date of the merger. If you transfer your shares of MarketWatch common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will transfer the right to receive $18.00 in cash per share to the person to whom you transfer your shares.

Q:  Will the merger be taxable to me?

A:  Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $18.00 per share and your adjusted tax basis in that share. However, you are urged to consult your own tax advisors to determine your particular tax consequences. For a more complete description of the tax consequences, see the section entitled “The Merger—Federal Income Tax Consequences” on page 27.

Q:  Should I send in my stock certificates now?

A:  No. After the merger is completed, you will receive written instructions for exchanging your stock certificates for cash. Please do not send in your stock certificates with your proxy. If you do not hold a physical certificate evidencing your ownership of MarketWatch common stock, you will receive the merger consideration after consummation of the merger in accordance with the procedures of the paying agent.

Q:  What regulatory approvals are required?

A:  The merger agreement requires that the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have been terminated or will have expired and that all material filings and authorizations legally required to be made or obtained with or from a governmental authority to consummate the merger shall have expired, been terminated, made or obtained. Dow Jones and MarketWatch have filed notification forms under the Hart-Scott-Rodino Act and requested early termination. Notification of the proposed merger is also required to be filed under the German Competition Act. Dow Jones expects to file this notification shortly. Other than the filings and expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the filing under the German Competition Act, we do not believe there are any other material filings and authorizations legally required to be made to consummate the merger. For a more complete description of the required regulatory approvals, see the section entitled “The Merger—Approvals” on page 31.

Q:  Do I have dissenters’ or appraisal rights?

A:  Under Delaware law, stockholders are entitled to appraisal rights in connection with the merger, subject to the conditions discussed more fully elsewhere in this proxy statement. Appraisal rights entitle dissenting stockholders, if such rights are perfected, to receive payment in cash for the fair value of their shares of MarketWatch common stock. The fair value of the MarketWatch common stock may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, if you wish to exercise them, you must not vote in favor of the adoption of the merger agreement and you must follow specific procedures. Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the same manner as a non-dissenting stockholder. For a more complete description of your appraisal rights and related procedures, see the section entitled “The Merger—Appraisal Rights” beginning on page 29 and Annex C for a reproduction of Section 262 of the Delaware General Corporation Law, which relates to the appraisal rights of dissenting stockholders. Because of the complexity of law relating to appraisal rights, stockholders who are considering objecting to the merger are encouraged to read these provisions carefully and should consult their own legal advisors.

Q:  What do I need to do now?

A:  After carefully reading and considering the information contained in this proxy statement, including the annexes, please complete, date and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy in favor of adoption of the merger agreement and in favor of adjourning or postponing the special meeting in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If you abstain from voting, do not vote, or do not instruct your broker or nominee on how to vote, it will have the effect of a vote against adoption of the merger agreement. However, abstention from voting or failure to execute a proxy with respect to adoption of the merger agreement, without taking other specified procedures, will not be sufficient to assert appraisal rights. For a more complete description of your appraisal rights and related procedures, see the section entitled “The Merger—Appraisal Rights” beginning on page 29 and Annex C for a reproduction of Section 262 of the Delaware General Corporation Law, which relates to the appraisal rights of dissenting stockholders.

Q:  Can I change my vote after I have mailed my signed proxy?

A:  Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can attend the special meeting and vote in person. Second, you can follow the instructions given for changing your vote by telephone or via the Internet before the special meeting. Third, you can send a written notice stating that you would like to revoke your proxy. Fourth, you can complete and submit a new proxy. If you choose either of these final two methods, you must submit your notice of revocation or your new proxy to our corporate Secretary or MarketWatch’s solicitation agent, Mellon Investor Services, at the following addresses so that your notice or new proxy is received by our secretary or the solicitation agent prior to 10:00 a.m. on the date of the special meeting:

If to our Secretary:

MarketWatch, Inc.

825 Battery Street

San Francisco, CA 94111

Attention: Secretary

If to our Solicitation Agent:

Mellon Investor Services

Proxy Solicitation

44 Wall Street, 7th Floor

New York, NY 10005

(888) 684-7182

If you have instructed your broker to vote your shares, you must follow the procedures received from your broker to change those instructions.

Q:  How do I vote if I hold my shares in street name?

A:  If you hold shares in street name, that is through a broker, dealer, bank or other financial institution that serves as your nominee, you can vote on the merger by either:

•	instructing the nominee who holds your shares on how to vote by either mailing your properly completed voting instruction card provided to you by the nominee or by telephone or the Internet; or

•	voting in person at the special meeting, so long as you obtain a signed proxy from the nominee who holds your shares, giving you the right to vote those shares.

If you are not going to vote in person at the special meeting, you must provide the nominee with instructions on how to vote your shares. The nominee cannot vote or make an election with respect to your shares without receiving instructions from you. Please check the voting instruction card used by your nominee on how to instruct your nominee by telephone or the Internet on how to vote your shares.

Q:  What if I don’t vote?

A:  If you do not vote, you abstain from voting or you do not instruct your broker, dealer, bank or other financial institution on how to vote if you hold your shares in street name, it will have the same effect as a vote against the adoption of the merger agreement. Therefore, we urge you to vote.

If you submit your proxy card but do not indicate how you want to vote on the proxy card, your proxy will be counted as a vote in favor of the adoption of the merger agreement and in favor of adjourning or postponing the special meeting in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q:  Can I vote by telephone or electronically?

A:  Yes. Many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Record holders of MarketWatch common stock may vote by telephone or the Internet by following the instructions on their proxy card. Stockholders who hold their shares in street name should review the voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder. The deadline for voting by telephone or electronically is 11:59 p.m., New York time, on                     , 2005, the date before the special meeting.

Q:  How can I obtain admission to the special meeting?

A:  You are entitled to attend the special meeting only if you were a MarketWatch stockholder as of the close of business on December 6, 2004, the record date for the special meeting, or hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the special meeting. If you are not a record holder but hold shares in street name, that is with a broker, dealer, bank or other financial institution, you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

Q:  Who can help answer my questions?

A:  If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy, you should contact MarketWatch’s solicitation agent, Mellon Investor Services, or MarketWatch’s Investor Relations Department:

MarketWatch’s solicitation agent,

Mellon Investor Services

Proxy Solicitation

44 Wall Street, 7th Floor

New York, NY 10005

(888) 684-7182

or

Investor Relations

MarketWatch, Inc.

825 Battery Street

San Francisco, California 94111

(415) 733-0500

SUMMARY OF THE PROXY STATEMENT

The following is a summary of information contained elsewhere in this proxy statement and the attached Annexes. This summary does not purport to contain a complete statement of all material information relating to the merger agreement, the merger, and the other matters discussed herein and is subject to, and is qualified in its entirety by, the more detailed information contained in or attached to this proxy statement. Where appropriate, items in this summary contain a cross reference directing you to a more complete description included elsewhere in this proxy statement. MarketWatch stockholders should carefully read this proxy statement in its entirety, as well as all annexes attached to this proxy statement.

The Parties to the Merger (page 8)

MarketWatch, Inc.

MarketWatch, Inc.

825 Battery Street

San Francisco, California 94111

(415) 733-0500

Dow Jones & Company, Inc.

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY 10281

(212) 461-2000

Golden Acquisition Corp.

Golden Acquisition Corp. is a newly-formed corporation organized and existing under the laws of Delaware. Dow Jones owns 100% of Golden Acquisition Corp.

The Special Meeting (page 9)

Date, Time and Place of the Special Meeting.    The special meeting will be held on                         , 2005, at 10:00 a.m., local time, at 825 Battery Street, San Francisco, California 94111. See “The Special Meeting—General” beginning on page 9.

Purposes of the Special Meeting.    At the special meeting, our stockholders will consider and vote on a proposal to adopt the merger agreement, dated November 14, 2004, among Dow Jones & Company, Inc., Golden Acquisition Corp. and MarketWatch, Inc. Under the merger agreement, MarketWatch will be merged with Golden Acquisition Corp., a wholly-owned subsidiary of Dow Jones, with MarketWatch surviving the merger as a wholly-owned subsidiary of Dow Jones. Each outstanding share of our common stock, $0.01 par value per share, will be converted automatically into the right to receive $18.00 in cash, without interest. See “The Special Meeting—General” beginning on page 9 and “The Merger Agreement—The Merger and Merger Consideration” beginning on page 33.

At the special meeting you also will be asked to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date.    Our board of directors has fixed the close of business on December 6, 2004, as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. See “The Special Meeting—Record Date” beginning on page 9.

Required Vote.    The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt the merger agreement. The affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and voting for or against such proposal is required to adopt the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement. See “The Special Meeting—Record Date” and “The Special Meeting—Vote Required for Adoption of the Merger” beginning on page 9.

The Merger (page 12)

Background of the Merger.    For a description of the events leading to the approval of the merger by our board of directors, you should refer to “The Merger—Background of the Merger” beginning on page 12.

Reasons for the Merger; Recommendation of Our Board of Directors.    On November 14, 2004, our board of directors approved the merger and the adoption of the merger agreement and recommended that our stockholders adopt the merger agreement. In connection with the foregoing, members of our board of directors determined that the merger and the merger agreement are fair to and in the best interests of MarketWatch and its stockholders and declared the merger agreement advisable. See “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 15.

Our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement.

Opinion of MarketWatch’s Financial Advisor.    In deciding to approve the adoption of the merger agreement, our board of directors received and considered the oral and written opinion of our financial advisor, UBS Securities LLC, referred to in this proxy statement as UBS, that, as of the date of its opinion, and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be received by holders of MarketWatch common stock was fair, from a financial point of view, to the holders of MarketWatch common stock. The full text of UBS’s written opinion is attached as Annex B to this proxy statement. MarketWatch urges its stockholders to read the opinion of UBS in its entirety. See “The Merger—Opinion of MarketWatch’s Financial Advisor” beginning on page 18.

THE PARTIES TO THE MERGER

MarketWatch, Inc.

MarketWatch is a leading provider of business news, financial information and analytical tools. Founded in 1997, MarketWatch operates two award-winning Web sites, CBS.MarketWatch.com and BigCharts.com. MarketWatch produces the syndicated CBS MarketWatch Weekend program, airs financial reports over The CBS TELEVISION NETWORK and provides updates every 30 minutes on the MarketWatch.com Radio Network. MarketWatch also offers subscription products for individual investors, including the Hulbert Financial Digest suite of products, Retirement Weekly and ETF Trader. MarketWatch’s CBS MarketWatch Information Services group is a leading licensor of market news, data, investment analysis tools and other online applications to financial services firms, media companies, wireless carriers and Internet service providers. “MarketWatch” and the MarketWatch logo are registered trademarks of MarketWatch, Inc.

The headquarters of MarketWatch are located at 825 Battery Street, San Francisco, California 94111. MarketWatch’s general telephone number at the headquarters is: (415) 733-0500.

Dow Jones & Company, Inc.

In addition to The Wall Street Journal and its international and online editions, Dow Jones & Company, Inc. (NYSE: DJ; www.dowjones.com) publishes Barron’s and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of the CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.

The headquarters of Dow Jones are located at 200 Liberty Street, New York, NY. Dow Jones’ general telephone number at the headquarters is: (212) 416-2000.

Golden Acquisition Corp.

Golden Acquisition Corp. is a newly-formed corporation organized and existing under the laws of Delaware. Dow Jones owns 100% of Golden Acquisition Corp. Golden Acquisition Corp. was organized solely for the purpose of entering into the merger agreement with MarketWatch and has not conducted any business operations.

THE SPECIAL MEETING

General

This proxy statement is being delivered to you in connection with a special meeting of stockholders to be held on                         , 2005, at 10:00 a.m., local time, at 825 Battery Street, San Francisco, California 94111. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the agreement and plan of merger, dated November 14, 2004, among MarketWatch, Dow Jones and Golden Acquisition Corp., a wholly-owned subsidiary of Dow Jones.

At the special meeting you also will be asked to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Our board of directors has determined that the merger and the merger agreement are fair to and in the best interests of MarketWatch and its stockholders, and that the merger is advisable and has approved the merger and the merger agreement. Accordingly, our board of directors recommends that stockholders vote “FOR” adoption of the merger agreement. See “The Merger—Background of the Merger” beginning on page 12 and “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 15.

Record Date

Our board of directors has fixed the close of business on December 6, 2004 as the record date for determining stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Each holder of record of common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. On the record date,              shares of our common stock were issued and outstanding and held by approximately              record holders, although we believe there are a greater number of beneficial holders.

Vote Needed for a Quorum; Effect of Abstentions and Broker “Non-Votes”

A quorum is required for stockholders of MarketWatch to conduct business at the special meeting. The holders of a majority of the shares of MarketWatch common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.

Under the Delaware General Corporation Law, as it relates to determining the presence of a quorum at the special meeting, abstaining votes and broker “non-votes” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present. An abstention is counted as a share present and entitled to be voted at the special meeting and will have the same effect as a “no” vote on the merger proposal. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because the broker or nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. With respect to the merger proposal, a broker or nominee who holds shares for a beneficial owner is prohibited from giving a proxy to vote the beneficial owner’s shares without instructions from the beneficial owner. As a result, a broker “non-vote” will have the same effect as a “no” vote on the merger proposal.

Vote Required for Adoption of the Merger

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt the merger agreement. The affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and that are actually voted for or against the proposal is required to adopt the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Method of Voting

MarketWatch stockholders are being asked to vote the shares held directly in their name as stockholders of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held by a broker, dealer, bank or other financial institution that serves as a stockholder’s nominee.

The method of voting differs for the shares held by a record holder and the shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their nominees on how to vote.

MarketWatch stockholders may also vote by proxy by using the telephone or the Internet. For specific instructions on how to use the telephone or the Internet to vote by proxy for the special meeting, please refer to the instructions on your proxy card or voting instruction cards.

If you are a stockholder of record, you may also vote in person at the special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will also need to present photo identification and comply with the other procedures described in “—Special Meeting Admission Procedures” below.

Stockholders may receive multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. MarketWatch stockholders of record whose shares are registered in more than one name will receive more than one proxy card.

Stockholders should not forward any share certificates with their proxy cards. In the event the merger is completed, share certificates should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to stockholders by the paying agent promptly after the effective time of the merger.

Read the voting instruction card(s) and proxy card(s) carefully. A stockholder should execute all the proxy card(s) and voting instruction card(s) received in order to make sure all of your shares are voted.

Grant of Proxies

All shares of MarketWatch common stock represented by properly executed proxies or voting instruction cards received before or at the special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxy cards or voting instruction cards. If no instructions are indicated on a properly executed proxy card or voting instruction card, the shares will be voted “FOR” (i) the adoption of the merger agreement and the transactions contemplated by the merger agreement and (ii) the adjournment or postponement of the special meeting in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. You are urged to mark the boxes on the proxy card or the voting instruction card, as the case may be, to indicate how to vote your shares.

MarketWatch is not aware of any matter that will be brought before the special meeting other than (i) the proposal to adopt the merger agreement and (ii) the proposal in favor of adjourning or postponing the special meeting in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is specifically withheld on the proxy card or the voting instructions card, as the case may be.

Revocation of Proxies

A stockholder may revoke his or her proxy at any time before it is voted by:

•	if you are a record holder of MarketWatch common stock:

•	notifying in writing the Secretary of MarketWatch at 825 Battery Street, San Francisco, California 94111 or the solicitation agent at Mellon Investor Services, Proxy Solicitation, 44 Wall Street, 7th Floor, New York, NY 10005 that you wish to revoke your proxy;

•	following the instructions given for revoking or changing your vote using the telephone or Internet voting procedures;

•	granting, signing and returning by mail a subsequently dated proxy to our corporate Secretary or solicitation agent; or

•	appearing in person and voting at the special meeting.

•	if you hold shares of MarketWatch common stock in street name, that is, with a broker, dealer, bank or other financial institution, follow the instructions from such nominee on how to revoke or modify your voting instructions.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

MarketWatch will pay the expenses incurred in connection with the printing and mailing of this proxy statement. MarketWatch also will retain Mellon Investor Services to assist in the solicitation of proxies at an estimated cost of $8,000 plus reimbursement of expenses. MarketWatch will also request banks, brokers and other intermediaries holding shares of MarketWatch common stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram, fax, email and other electronic means, advertisements and personal solicitation by the directors, officers or employees of MarketWatch. No additional compensation will be paid to directors, officers or employees of MarketWatch for such solicitation.

Postponement or Adjournment of Meeting

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies, or if a quorum is not present. MarketWatch’s bylaws permit adjournment without notice other than an announcement of the new date, time and/or place of the re-adjourned special meeting by a majority vote of the shares entitled to vote at the special meeting that are present in person or represented by proxy and vote for or against the adjournment. In the event that there are insufficient shares represented in person or by proxy at the special meeting to constitute a quorum required for conduct of business at the special meeting, or to solicit additional proxies, the persons named as proxies for the special meeting may propose one or more postponements or adjournments of the meeting until a quorum is present or represented by proxy, or sufficient proxies have been solicited to adopt the merger agreement.

Special Meeting Admission Procedures

You should be prepared to present photo identification for admittance at the special meeting. In addition, if you are a record holder of MarketWatch common stock, your name is subject to verification against the list of record holders of MarketWatch common stock on the record date prior to being admitted to the special meeting. If you are not a record holder but hold shares in street name, that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

THE MERGER

Background of the Merger

On or about June 7, 2004, Gordon Crovitz, Senior Vice President of Dow Jones, and President, Electronic Publishing, approached Larry Kramer, our Chief Executive Officer, at the “All Things Digital” conference in San Diego, California. Mr. Crovitz indicated to Mr. Kramer that Dow Jones was preliminarily interested in considering a potential acquisition of MarketWatch. Mr. Kramer responded that he would discuss the matter with the board.

Mr. Kramer discussed the contact made by Mr. Crovitz with members of our senior management and several of our board members. On or about July 1, 2004, Mr. Kramer responded to Mr. Crovitz, and indicated that we would consider any serious proposal from Dow Jones. Mr. Crovitz said Dow Jones would discuss the matter further internally.

On or about August 1, 2004, Mr. Crovitz indicated to Mr. Kramer that Dow Jones’ senior management had further discussed a potential acquisition of MarketWatch, and reiterated their serious interest in pursuing a potential acquisition.

On or about August 4, 2004, another unsolicited potential bidder (the “Second Bidder”) approached Mr. Kramer and indicated its preliminary interest in considering an acquisition of MarketWatch. Mr. Kramer discussed the contact made by the Second Bidder with members of our senior management and relayed the information to members of our board.

On August 11, 2004, members of our senior management met with members of senior management from the Second Bidder to discuss our business model, strategy, operations and financial results. All information exchanged was information available to the public.

On August 12, 2004, members of our senior management met with members of Dow Jones’ senior management. All information exchanged was information available to the public. Dow Jones requested that we negotiate exclusively with them regarding a potential transaction.

On August 13, 2004, our board of directors held a board meeting and discussed, among other things, the inquiries received from the Second Bidder and Dow Jones relating to a potential acquisition. Our board first discussed whether any directors should recuse themselves from discussions regarding a potential acquisition. Our board of directors concluded that because the largest stockholders of MarketWatch (affiliates of Viacom Inc. and Pearson PLC) might be interested in considering an acquisition of MarketWatch, their representatives on the board of directors should not attend or participate in the relevant portion of that meeting or any subsequent board discussions on a potential acquisition of MarketWatch unless they confirmed that Viacom or Pearson, as applicable, was not interested in pursuing an acquisition. The Viacom and Pearson directors then recused themselves from the portion of the board meeting relating to a potential acquisition of MarketWatch.

During that portion of the board meeting, Mr. Kramer described the discussions to date with Dow Jones and the Second Bidder, including background on the meetings held with each party and the possible benefit to MarketWatch and its stockholders of an acquisition by one of these parties. The board discussed Dow Jones’ request for exclusive negotiations and determined to decline that request. The board discussed the need to engage a financial advisor and asked Douglas Appleton, our General Counsel, to proceed with interviewing investment bankers. The board also asked Mr. Kramer to inform Dow Jones and the Second Bidder that MarketWatch was interested in continuing discussions concerning a potential acquisition, and that we would engage a financial advisor and work with legal counsel in the process.

On August 30, 2004, our board of directors met to discuss the status of discussions regarding the potential acquisition. Representatives of UBS and Morrison & Foerster LLP, our outside legal counsel, attended this meeting. In response to a question from the other board members, the two Pearson directors stated that Pearson was not interested in acquiring MarketWatch. The two Viacom directors were not able to definitively state to the board that Viacom was not interested in considering a potential acquisition and withdrew from the meeting. The two Viacom directors did not attend any subsequent board meetings or participate in any subsequent meetings, discussions or deliberations regarding the potential acquisition.

During the remainder of the meeting, the board discussed their fiduciary duties with legal counsel and UBS provided an overview of their proposed services and discussed potential processes for determining the terms of, and considering, a potential acquisition. After further discussions, the board agreed to engage UBS as its financial advisor with respect to a potential acquisition.

At the request of the board, in early September UBS contacted seven potential bidders (including Dow Jones and the Second Bidder) regarding a potential acquisition. Six of the seven potential bidders expressed a potential interest in acquiring MarketWatch.

In order to facilitate the exchange of due diligence materials and ensure that such materials remained confidential, MarketWatch executed confidentiality agreements with each of the six interested parties. In addition to standard non-disclosure provisions, each confidentiality agreement contained a standstill provision that prohibited each party from purchasing any shares of MarketWatch stock, which standstill generally was subject to termination if we approved a transaction with another party. The confidentiality agreement with Dow Jones was executed on September 8, 2004. Until September 8, 2004, discussions between Dow Jones and MarketWatch were limited in scope and involved only publicly available information.

After each potential bidder signed a confidentiality agreement, UBS sent each potential bidder evaluation materials, which included non-public financial information about MarketWatch provided by MarketWatch.

On September 23, 2004, the board of directors held a board meeting attended by UBS and Morrison & Foerster to get an update on the status of discussions regarding a potential acquisition. Representatives from UBS informed our board of directors that six of the seven potential bidders contacted had expressed an interest, and that each interested party had signed a confidentiality agreement and had been sent evaluation materials prepared by UBS. Follow-up discussions with these companies continued, and procedures were established for performing due diligence on MarketWatch, including visiting MarketWatch’s data room at Morrison & Foerster’s offices in San Francisco. Management presentations also were scheduled.

On September 29, 2004, representatives from Dow Jones, including senior management and legal and financial advisors, reviewed the due diligence materials in the San Francisco data room. From this time until the definitive merger agreement was signed, Dow Jones and its legal, financial and accounting advisors conducted extensive due diligence of MarketWatch.

On September 30, 2004, members of our senior management gave a presentation in San Francisco to the Dow Jones management team regarding our business model, strategy, operations and financial results. Similar meetings occurred with most of the other bidders.

In October 2004, UBS contacted another potentially interested party regarding the transaction, however, this party received but never signed a confidentiality agreement so further discussions did not occur.

Following the due diligence review and management presentations, Dow Jones, the Second Bidder and two other bidders remained interested in acquiring MarketWatch. On October 20, 2004, UBS delivered a bidding process letter and a draft merger agreement to each of the four remaining interested bidders. The bidding process letter required each party to submit a bid and revised merger agreement by November 4, 2004.

On October 22, 2004, members of our board of directors met with UBS and Morrison & Foerster in attendance to discuss the status of discussions regarding the potential acquisition. Representatives from UBS informed the board that they delivered a bidding process letter to the four companies that remained interested in acquiring MarketWatch.

On the evening of October 27, 2004, reports began to appear in the media indicating that MarketWatch might be considering a potential transaction. On October 28, 2004 the closing price of our common stock on the Nasdaq National Market had risen to $13.95. On November 4, 2004, Viacom filed an amended Schedule 13D with the Securities and Exchange Commission, indicating that it anticipated submitting a proposal to acquire MarketWatch. Neither UBS nor we received, from any parties other than the four bidders, any proposals for acquiring us following the media reports and Viacom’s amended Schedule 13D filing.

On November 4, 2004, MarketWatch received four formal written offers (including offers from Dow Jones and the Second Bidder). The bids ranged from $13.25 to $15.50 per share of MarketWatch common stock. After discussion by UBS with the lowest bidder, such bidder raised its bid to $14.00 per share. Each bidder also submitted revisions to the draft merger agreement. Each of the bidders required voting or other support agreements from major stockholders of MarketWatch, and two bidders provided drafts of voting agreements.

Following the filing of Viacom’s amended Schedule 13D, on November 5, 2004, a class action complaint was filed against MarketWatch and our directors relating to the potential acquisition of MarketWatch by Viacom.

On November 8, 2004, members of our board of directors met, with UBS and Morrison & Foerster in attendance, to discuss the financial and legal terms of the four proposals. The board members discussed the proposals at length, including the value represented for stockholders and the likelihood that each proposal, if accepted, would be consummated. Following the meeting, UBS contacted each of the four bidders and asked for revised bids with respect to valuation and contract terms by November 10, 2004. MarketWatch also responded to each party individually on the changes they requested to the terms of the merger agreement. The board members also discussed the possible advantages and disadvantages of adopting a rights agreement (commonly know as a “poison pill”) in connection with entering into a merger agreement.

On November 10, 2004, MarketWatch received revised bids from three of the four bidders (including Dow Jones, the Second Bidder and a third bidder (the “Third Bidder”)) that ranged from $15.25 to $16.50 per share. Each bidder also submitted responses to MarketWatch’s request for revisions to such bidder’s revised merger agreement.

On November 11, 2004, members of our board of directors met with members of management, UBS and Morrison & Foerster at which they discussed the revised bids. UBS provided an update on the financial terms and Morrison & Foerster provided an update on the legal terms of the three revised proposals. Following the meeting, UBS contacted each of the remaining three bidders and asked for revised bids with respect to valuation and contract terms, which bids were to be received later that day. MarketWatch received a revised bid from the Third Bidder for $17.00 per share that evening and a revised bid from Dow Jones of $17.50 per share early the following morning. The Second Bidder declined to submit a revised bid. The two remaining bidders also submitted responses to MarketWatch’s request for revisions to such bidder’s revised merger agreement.

On November 12, 2004, members of our board of directors met multiple times to discuss the current bids. At these meetings, UBS discussed the financial terms and Morrison & Foerster discussed the legal terms of the two current proposals. The board members considered several factors, including economic considerations, and non-economic considerations, such as the certainty of consummating a transaction and the length of time to close a transaction. The board members also discussed whether it would be advisable to implement a stockholder rights agreement in the event they finalized an agreement with one of the bidders. UBS held further discussions with the Third Bidder, which increased its offer to $17.60 per share (and indicated that this was its best and final offer), and Dow Jones, which increased its offer to $18.00 per share and requested that MarketWatch negotiate exclusively with Dow Jones. We agreed to negotiate exclusively with Dow Jones through midnight November 14, 2004 and proceeded to negotiate with Dow Jones based on their higher offer to see if a satisfactory merger agreement could be reached.

On November 12, 2004, MarketWatch and its legal counsel delivered revised drafts of the merger agreement and the voting agreements for the proposed transaction to Dow Jones and its representatives. From November 13,

2004 through November 14, 2004, MarketWatch and Dow Jones and their respective representatives exchanged drafts of the merger agreement and the voting agreements, and held extensive negotiations relating to the terms and conditions of those agreements. During this time, Dow Jones continued to perform its due diligence investigations. Dow Jones also discussed the proposed voting agreements with representatives of certain of our largest stockholders but the parties were unable to reach an agreement on some of the contractual terms of the proposed voting agreements.

On November 14, 2004, our board of directors held a meeting with members of management, UBS and Morrison & Foerster to discuss the status of negotiations of the proposed transaction. Members of our senior management and our financial and legal advisors reviewed the history of the negotiations and the terms and conditions of the merger agreement that had been negotiated. Morrison & Foerster made a presentation concerning the fiduciary duties under applicable law of our directors in considering the proposed business combination. Morrison & Foerster also outlined the major legal provisions of the transaction. UBS reviewed with the board of directors its financial analysis of the Dow Jones merger consideration and informed the board of directors that, in its opinion, the proposed merger consideration was fair, from a financial point of view, to holders of our common stock. The board of directors also discussed with legal counsel and our financial advisors whether to implement a stockholder rights agreement. The board noted that the adoption of the stockholder rights agreement would make it difficult for a third party to interfere with any transaction approved by the board of directors by accumulating a position in, or increasing its share ownership of, MarketWatch, but would not preclude a third party from making, or the board of directors from accepting, a superior offer for an acquisition of MarketWatch. Complete drafts of the merger agreement and the stockholders rights agreement, which had been distributed to each director prior to the meeting, were reviewed. UBS’s written opinion was subsequently delivered to the board of directors that evening when the merger agreement was executed. Our board of directors and legal and financial advisors engaged in extensive discussion relating to, and consideration of, the proposed transaction, the potential alternatives to the transaction and the benefits and risks of entering into the merger agreement, including the possible effect on our existing business, compared to continuing as a stand alone entity.

After full deliberation, the board of directors resolved (i) that it was advisable and fair to and in the best interests of MarketWatch and our stockholders, for MarketWatch to enter into the merger agreement with Dow Jones, (ii) to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, (iii) to approve and adopt the stockholder rights agreement, and (iv) to recommend that our stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Mr. Kramer abstained from the votes related to the merger agreement. Mr. Hoffman abstained from the vote on adoption of the stockholder rights agreement.

On the evening of November 14, 2004, MarketWatch and Dow Jones signed the merger agreement and MarketWatch signed the stockholder rights agreement. Thereafter, MarketWatch and Dow Jones each issued a press release announcing the transaction.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors consulted with our senior management, our financial advisor and our legal counsel, reviewed a significant amount of information and considered a number of factors in reaching its decision to approve and adopt the merger agreement. Among the factors considered by our board of directors were the following:

•	The financial analysis UBS presented to our board of directors on November 14, 2004 and its opinion to the effect that, as of that date, and based upon and subject to the matters stated in its opinion, the merger consideration to be received by holders of our common stock was fair, from a financial point of view, to the holders of our common stock. The full text of UBS’s written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by UBS, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety;

•	The premium that the merger price represented to current and historical market values and various other valuations of MarketWatch, including the fact that the $18.00 per share to be paid as the consideration in the merger represents a premium of approximately 29.9% over the 30-day trailing average of $13.86 per share as of November 12, 2004, a premium of approximately 31.3% over the $13.71 closing sale price of our common stock on the Nasdaq National Market System on October 27, 2004, the last trading day before the potential sale of MarketWatch was reported by the press, and a premium of approximately 7.2% over the $16.79 closing sale price per share of our common stock on the Nasdaq National Market System on November 12, 2004, the last trading day prior to the public announcement of the execution of the merger agreement;

•	The solicitation process conducted by UBS, including that UBS contacted eight potential acquirers regarding a possible business combination, six potential acquirers entered into confidentiality agreements and conducted due diligence investigations, the final four potential acquirers submitted bids, and the bids were increased at least three times. Additionally, following both the reports that began to appear in the media on October 27, 2004 indicating that MarketWatch might be considering a potential transaction and the public disclosure by Viacom Inc. on November 4, 2004 that it intended to participate in a process to potentially acquire MarketWatch, no proposals were received by UBS or us from parties other than those that had been previously contacted by UBS;

•	The judgment of our board of directors, based on the solicitation process conducted by UBS and the extended arm’s-length negotiations with Dow Jones, that the merger consideration represented the highest price reasonably attainable;

•	Our board of directors’ view that the other material terms of the merger agreement, taken as a whole, were as favorable as, or more favorable than, those found in comparable acquisition transactions;

•	The merger agreement is subject to adoption by our stockholders. If the stockholders do not adopt the merger agreement at the special meeting, each of MarketWatch and Dow Jones would have the right to terminate the merger agreement, and we would be obligated to pay a termination fee only in the event we entered into an alternative transaction within six months after termination of the merger agreement;

•	The merger agreement permits our board of directors, subject to the procedures described in this proxy statement under “The Merger Agreement—No Solicitation of Transactions”, to furnish information to, and enter into discussions or negotiations with, any third party that makes an unsolicited proposal to acquire more than 25% of our outstanding common stock or all or substantially all of our assets, to exercise its fiduciary duties, and to terminate the merger agreement if we receive a superior proposal with respect to which Dow Jones does not respond with a superior offer within four business days. The merger agreement allows our board to change its recommendation with respect to the merger agreement for any reason if required to do so in order to comply with its fiduciary duties;

•	Our board of directors’ determination that the termination fee was comparable to or less than termination fees in transactions of a similar size and would not likely deter competing bids;

•	Discussions with our senior management regarding the potential transaction with Dow Jones, and our financial performance and outlook, our assets, business, financial condition, business strategy and results of operations and our prospects, as well as the risks involved in achieving these prospects if we were to remain an independent, publicly traded entity, including the risks of competing against companies that have greater resources, product offerings and marketing and sales capacity than MarketWatch;

•	Dow Jones’ representations in the merger agreement that it will have sufficient funds available to it to satisfy its and Golden Acquisition Corp.’s obligations to consummate the merger and the absence of any financing condition on Dow Jones’ obligation to close the merger;

•	The merger provides stockholders who are considering selling their common stock with the opportunity to sell their common stock without incurring the transaction costs typically associated with open market sales;

•	The likelihood that the proposed merger will be consummated in light of the terms of the merger agreement, the absence of significant required regulatory approvals (other than antitrust approvals) and the experience, reputation and financial capabilities of Dow Jones;

•	The purchase price in the merger would be payable in cash, thus eliminating any uncertainties in valuing the merger consideration to be received by our stockholders; and

•	The availability of statutory appraisal rights for our stockholders who properly exercise their rights under Delaware law.

Our board of directors also considered a number of uncertainties and risks in their deliberations concerning the merger, including the following:

•	The restrictions that the merger agreement impose on actively soliciting competing bids, and the fact that we would be obligated to pay a termination fee of $9.278 million (plus up to $1.5 million in expenses) in certain circumstances;

•	The potential for stockholder litigation, including the class action complaint filed against MarketWatch on or about November 5, 2004 in Delaware Chancery Court relating to Viacom’s announcement that it anticipated submitting a proposal to acquire MarketWatch;

•	That, under the terms of the merger agreement, we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business without the prior consent of Dow Jones;

•	The conditions to Dow Jones’ and Golden Acquisition Corp.’s obligations to consummate the merger, and the possibility that such conditions might not be satisfied;

•	That if the merger is not completed, our officers and other employees will have expended extensive time and effort attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

•	That if the merger is not completed, the market’s perception of our business could potentially result in a loss of customers, vendors and employees;

•	That a cash transaction prevents our stockholders from being able to participate in any value creation that we could generate going forward, as well as any future control premium; and

•	The fact that gains from this transaction would be taxable to our stockholders for U.S. federal income tax purposes.

Although the foregoing discussion sets forth all of the material factors considered by our board of directors, it may not include all of the factors considered by our board of directors. Each director may have weighed these factors differently and considered additional factors. In view of the variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their recommendations. The recommendations were made after consideration of all of the factors as a whole.

After evaluating these factors and consulting with outside legal counsel and its financial advisors, our board of directors determined that the merger agreement and the merger are fair to and in the best interests of MarketWatch and our stockholders. Accordingly, our board of directors has approved and adopted the merger agreement and the merger and declared the merger agreement advisable. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. Please see the section entitled “The Merger—Interests of MarketWatch Directors and Executive Officers” on page 22.

Opinion of MarketWatch’s Financial Advisor

On November 14, 2004, UBS delivered to the MarketWatch board its opinion, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration to be received by holders of MarketWatch common stock was fair, from a financial point of view, to such holders.

The full text of UBS’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this proxy statement by reference. UBS’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of MarketWatch common stock and does not address any other aspect of the merger or any related transaction. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to MarketWatch or the underlying business decision of MarketWatch to effect the merger. The opinion does not constitute a recommendation to any holder of MarketWatch common stock as to how to vote with respect to the merger. You are encouraged to read the opinion carefully in its entirety. The summary of UBS’s opinion below is qualified in its entirety by reference to the full text of UBS’s opinion.

In arriving at its opinion, UBS:

•	reviewed certain publicly available business and historical financial information relating to MarketWatch;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of MarketWatch, including estimates and financial forecasts prepared by the management of MarketWatch, that were provided to it by MarketWatch and not publicly available;

•	conducted discussions with members of the senior management of MarketWatch concerning the business and financial prospects of MarketWatch;

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of businesses that UBS believed to be generally comparable to those of MarketWatch;

•	compared the financial terms of the merger with the publicly available financial terms of other transactions that UBS believed to be generally relevant;

•	reviewed the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information as UBS deemed necessary or appropriate.

In connection with its review, with MarketWatch’s consent, UBS did not assume any responsibility for independent verification for any of the information reviewed by UBS for the purpose of its opinion and, with MarketWatch’s consent, UBS relied on that information being complete and accurate in all material respects. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on MarketWatch and the merger.

UBS’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion. UBS was not asked to, and it did not, offer any opinion as to the material terms of the merger agreement or the form of the merger. In rendering its opinion, UBS assumed, with MarketWatch’s consent, that the final executed form of the merger agreement would not differ in any material respect from the draft that UBS examined, and that MarketWatch and Dow Jones would comply with all the material terms of the merger agreement. In addition, at MarketWatch’s direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of MarketWatch and was not furnished with any such evaluation or appraisal. Except as described above, MarketWatch imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to the MarketWatch board, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to MarketWatch, Dow Jones or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying UBS’s analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

The estimates of the future performance of MarketWatch provided by MarketWatch management or derived from public sources in or underlying UBS’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of MarketWatch and Dow Jones. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration to be received by holders of MarketWatch common stock was determined through negotiation between MarketWatch and Dow Jones and the decision to enter into the merger agreement was solely that of the MarketWatch board of directors. UBS’s opinion and financial analyses were only one of many factors considered by the MarketWatch board in its evaluation of the merger and should not be viewed as determinative of the views of the MarketWatch board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the MarketWatch board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s financial analyses.

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis based on the stand-alone net present values of cash flows of MarketWatch. The following table sets forth the per share discounted cash flow values for MarketWatch based on estimates provided by MarketWatch management:

		Exit EBITDA Multiple
		9.0x	10.0x	11.0x
Discount Rate	13.0%	$16.77	$17.96	$19.14
	15.0%	15.89	17.00	18.10
	17.0%	15.08	16.12	17.15

Analysis of Selected Public Companies

UBS compared selected financial information for MarketWatch with corresponding financial information of selected publicly held companies in the financial information, publishing and vertical content advertising industries. These companies included the following:

Financial Information Companies	Publishing Companies	Vertical Content Advertising Companies
• Reuters Group PLC	• The Thomson Corporation	• CNET Networks, Inc.
• Interactive Data Corporation	• McGraw-Hill Inc.	• iVillage Inc.
• Factset Research Systems Inc.	• The New York Times Company
• Dow Jones & Company, Inc.

UBS reviewed the total enterprise values of the selected companies (defined as total market equity values plus debt less cash) as a multiple of revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, for the estimated calendar years 2004 and 2005. UBS also reviewed the price to earnings ratios of the selected companies for the estimated calendar years 2004 and 2005. Financial data for the selected companies were based on publicly available information available at the time of the announcement of the merger. Financial data for MarketWatch was provided by MarketWatch management and excludes 2004 Pinnacor integration costs, severance costs and one-time legal costs. UBS compared the multiples derived from the selected companies with corresponding multiples for MarketWatch based on the market price of MarketWatch common stock and the price per share to be received by holders of MarketWatch common stock in the merger. This analysis indicated the following implied high, mean, median and low market value multiples for the selected companies by category and the implied multiples for the merger consideration to be received by holders for MarketWatch common stock:

	Total Enterprise Value as a Multiple of:				Price/Earnings
	Revenue 2004	Revenue 2005	EBITDA 2004	EBITDA 2005	2004	2005
Implied Multiples for Selected Comparable Companies
Financial Information Companies
Mean	4.4x	4.0x	12.8x	11.1x	28.3x	22.2x
Median	3.9x	3.6x	11.2x	9.8x	30.1x	21.7x

Publishing Companies
Mean	2.8x	2.6x	12.2x	10.9x	27.4x	22.9x
Median	2.8x	2.6x	12.6x	11.2x	26.1x	21.7x

Vertical Content Advertising Companies
Mean	4.7x	4.0x	42.2x	21.3x	111.8x	33.6x
Median	4.7x	4.0x	42.2x	21.3x	111.8x	33.6x

Implied Multiples for MarketWatch Market Price as of November 12, 2004 ($16.79 per share)	5.3x	4.5x	36.8x	25.8x	111.9x	43.1x
Implied Multiples for Dow Jones Offer ($18.00 per share)	5.7x	4.9x	40.0x	28.1x	120.0x	46.2x

Analysis of Selected Precedent Transactions

UBS reviewed the implied total enterprise values in the following selected mergers and acquisitions transactions in the financial information, publishing and vertical content advertising industries announced since 2002:

Acquiror	Target
• Viacom Inc.	• Sportsline.com, Inc.
• MarketWatch, Inc.	• Pinnacor Inc.
• Yahoo! Inc.	• Overture Services, Inc.
• Reuters Group PLC	• Multex.com, Inc.
• Interactive Data Corporation	• S&P ComStock, Inc.
• The Dun & Bradstreet Corporation	• Hoover’s, Inc.

UBS reviewed the total enterprise value in the selected transactions as multiples of revenue and EBITDA for the last twelve months, or LTM, and the next twelve months, or NTM. For MarketWatch, NTM refers to calendar year 2005. UBS then compared the implied multiples derived from the selected transactions with corresponding multiples implied in the market price of MarketWatch common stock and the merger. Multiples for the selected transactions were based on publicly available information available at the time of the announcement of the merger. Financial data for MarketWatch was provided by MarketWatch management and includes 2004 Pinnacor integration costs, severance costs and one-time legal costs. This analysis indicated the following implied enterprise value multiples in the selected transactions, as compared to the multiples implied in the market price of MarketWatch common stock and the merger:

	Total Enterprise Value
	LTM Revenue		NTM Revenue		LTM EBITDA		NTM EBITDA
Mean	1.9	x	1.7	x	19.7	x	13.2	x
Median	2.1	x	1.9	x	20.2	x	14.5	x
MarketWatch	6.0	x	4.5	x	47.9	x	25.8	x
Market Price as of November 12, 2004 ($16.79 per share)
MarketWatch at Dow Jones Offer ($18.00 per share)	6.5	x	4.9	x	52.1	x	28.1	x

Other Factors

In rendering its opinion, UBS also reviewed and considered other factors, including the historical price performance and trading volumes for MarketWatch common stock and the impact of transaction related events.

Miscellaneous

Under the terms of its engagement, MarketWatch has agreed to pay UBS customary fees for its financial advisory services in connection with the merger. In addition, MarketWatch has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

MarketWatch selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with MarketWatch and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

In the ordinary course of business, UBS, its successors and affiliates may actively trade the securities of MarketWatch and Dow Jones for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

Interests of MarketWatch Directors and Executive Officers

When you consider the recommendations of our board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of other MarketWatch stockholders. Our board of directors was aware of these interests and considered them when it approved the merger agreement and other transactions contemplated by the merger. These interests are summarized below.

Director Options

The merger agreement provides that, as of the effective time of the merger, all outstanding stock options to purchase MarketWatch common stock held by a non-employee MarketWatch director (other than any director that would continue as a director, officer, employee or consultant of Dow Jones or any subsidiary of Dow Jones, which we currently believe will not apply) will be fully vested and thereafter cancelled. In lieu of having their MarketWatch stock options assumed by Dow Jones as is the case with all other stock options (other than those stock options granted under the Pinnacor 2000 Equity Plan that are also cancelled), each non-employee director will receive, at the effective time of the merger, $18.00 for each share of MarketWatch common stock subject to their options immediately prior to the completion of the merger, less the exercise price for the options and the amount of any applicable withholding taxes. For purposes of illustration only, the following table shows with respect to each below named director and based on MarketWatch stock options outstanding as of November 15, 2004: (i) the number of unvested stock options held that will become fully vested as of the effective time of the merger; and (ii) the consideration to be received by each non-employee MarketWatch director for their unvested stock options in connection with the merger. The information in the table below may change if there are any changes to the number of unvested MarketWatch stock options held by such directors after November 15, 2004 and before the effective time of the merger.

Director	Unvested MarketWatch Stock Options that Will Become Fully Vested	Consideration to be Received for such Unvested Options
Christie Hefner	9,501	$76,071
David Hodgson	17,500	$99,200
Robert H. Lessin	9,501	$76,071
Douglas McCormick	17,500	$143,200
David Moore	17,500	$126,200
Jeffrey F. Rayport	9,501	$76,071

Executive Compensation

Although the merger agreement generally prohibits MarketWatch from increasing the compensation of, or paying bonuses to, or entering into or amending the current compensation arrangements with, its executive officers, Dow Jones has agreed to allow MarketWatch to proceed with the following compensation arrangements.

Base Salary Increase

Except for Lawrence Kramer, Chief Executive Officer of MarketWatch, and Kathy Yates, President and Chief Operating Officer of MarketWatch, effective January 1, 2005, MarketWatch will increase base salaries of all executive officers by five percent. Mr. Kramer entered into a new employment agreement with MarketWatch in July 2004 and his 2005 base salary is set forth in that agreement (see below for more information about Mr. Kramer’s employment agreement). MarketWatch intends to enter into a new employment agreement with Ms. Yates as of December 1, 2004 and her 5% increase will be incorporated into that new agreement (see below for more information about Ms. Yates’ employment agreement). The base salary increase is consistent with our past practice of increasing base salaries on an annual basis and further was approved by the compensation committee of our board of directors. In addition, Douglas Appleton, Secretary and General Counsel of MarketWatch, also will receive a market increase in salary of $20,000 per annum. The anticipated base salaries for 2005 are as follows:

Name and Title	Base Salary in 2005
Lawrence S. Kramer, Chief Executive Officer	$350,000
Kathy Yates, President and Chief Operating Officer	$315,000
Paul Mattison, Chief Financial Officer	$275,000
Douglas Appleton, Secretary and General Counsel	$231,000
Dave Callaway, Editor-in-Chief	$194,500
Jeff Davis, Executive Vice President and General Manager	$262,000
Jamie Thingelstad, Chief Technology Officer	$252,000

2004 Bonuses

MarketWatch will pay bonuses earned in 2004 to executive officers in December 2004 or January 2005. The maximum amount of bonuses to be paid to each executive officer will be determined pursuant to their respective employment agreements and is set forth in the table below. The actual bonuses are subject to approval by the compensation committee of our board of directors.

Name and Title	Maximum Bonus Amount
Lawrence S. Kramer, Chief Executive Officer	$350,000
Kathy Yates, President and Chief Operating Officer	$150,000
Douglas Appleton, Secretary and General Counsel	$60,000
Dave Callaway, Editor-in-Chief	$74,000
Jeff Davis, Executive Vice President and General Manager	$100,000
Jamie Thingelstad, Chief Technology Officer	$96,000

New Employment Agreements

MarketWatch intends to enter into new employment agreements, or amend existing employment agreements, with the below named executive officers. Except as summarized below, the new or amended employment agreements will have the same terms as the existing employment agreements entered into with these executive officers. The existing employment agreements have been filed with the Securities and Exchange Commission and are available for review. See “Where You Can Find More Information” that begins on page 45. Except as summarized below, the terms of the new and amended employment agreements will terminate upon the consummation of the merger.

Executive Officer	New/Revised Terms	Effective Date of New Agreement or Amendment
Kathy Yates

•      Base salary to increase 5%

•      Grant of option to purchase 25,000 shares of MarketWatch common stock which would be converted into an option to purchase Dow Jones common stock, on an adjusted basis, upon consummation of the merger (see the below option table)

•      Survival of severance provision as described below

•      Inclusion and survival of 280G provision as described below

December 1, 2004

Dave Callaway	• Survival of severance provision as described below • Inclusion and survival of 280G provision as described below	January 1, 2005

Jamie Thingelstad	• Survival of severance provision as described below • Inclusion and survival of 280G provision as described below	February 11, 2005

Douglas Appleton	• Inclusion and survival of 280G provision as described below	January 1, 2005

Jeff Davis	• Inclusion and survival of 280G provision as described below	January 1, 2005

Survival of Severance Provision—Pursuant to the terms of their existing employment agreements, each of Ms. Yates and Messrs. Callaway and Thingelstad would receive a severance payment upon termination of their employment without cause or upon their resignation with good reason. The severance payments for Messrs. Callaway and Thingelstad are equal to 12-months of their then-current base salary. The severance payment for Ms. Yates is equal to 12-months of her then-current base salary and her target bonus for the year in which her termination of employment occurs. The new employment agreement with each of Ms. Yates and Messrs. Callaway and Thingelstad sets forth that this severance provision would survive the consummation of the merger such that if any one of them is terminated without cause (as defined in their individual contracts) or upon their resignation with good reason (as defined in their individual contracts) after the merger, they would be entitled to receive the severance payment described above. If their employment is terminated or they resign with good reason subsequent to consummation of the merger, based on their current base salary, Ms. Yates would receive $472,500, Mr. Callaway would receive $194,500 and Mr. Thingelstad would receive $252,000.

Inclusion and Survival of 280G Provision—Section 280G of the Internal Revenue Code of 1986 provides that a company may not deduct certain compensation payments and benefits paid to certain disqualified individuals if such payments and benefits constitute “excess parachute payments.” Section 4999 of the Internal Revenue Code of 1986 imposes on these disqualified individuals a non-deductible 20% excise tax upon receipt of excess parachute payments. Each of the above named executive officers is or may be a disqualified individual subject to Section 280G. The new 280G provision to be included in the new or amended employment agreements with the above named executive officers provides that, in the event that any payment or benefit received by any one of the above named executive officers in connection with such executive officer’s employment with MarketWatch, including any severance payment, stock options, restricted stock or any acceleration of vesting of the foregoing would constitute excess parachute payments, then such executive officer’s aggregate payments and benefits would be payable either: (1) in full; or (2) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the non-deductible 20% excise tax, whichever of the foregoing amounts results in receipt by the executive officer on an after-tax basis of the greatest amount of severance and benefits.

Retention Bonus Program

We will adopt a retention bonus program pursuant to which bonuses will be paid to certain key employees who are terminated without cause or who resign for good reason any time within one year after the consummation of the merger in an aggregate amount not to exceed $1,000,000. The compensation committee of our board of directors approved the adoption of this retention bonus program. The following executive officers will be eligible to participate in this retention bonus program. Each of the following executive officers is eligible to receive a bonus in the amount set forth below which, except for Ms. Yates, is equal to such executive officer’s anticipated 2005 bonus amount.

Executive Officer	Bonus Amount
Kathy Yates	$236,250
Douglas Appleton	$92,400
Jeff Davis	$104,800
Dave Callaway	$77,600
Jamie Thingelstad	$100,800

Stock Options

The merger agreement provides that each outstanding stock option to purchase MarketWatch common stock will fully vest and become exercisable at the effective time of the merger. All stock options to purchase MarketWatch common stock (except those options subject to the Pinnacor 2000 Equity Plan that are cancelled and options held by non-employee directors of MarketWatch) will be assumed by Dow Jones as of the effective time of the merger. Except as described above, as of the effective time of the merger, each stock option to purchase MarketWatch common stock will be converted automatically into an option to purchase fully vested shares of Dow Jones common stock. The number of shares of Dow Jones common stock subject to options assumed in this manner is determined by multiplying the number of shares of MarketWatch common stock subject to such stock option by a fraction, the numerator of which is $18.00 and the denominator of which is the average closing price of the Dow Jones common stock on the New York Stock Exchange over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs. The exercise price per share for options assumed by Dow Jones is equal to the per share exercise price for the shares otherwise purchasable pursuant to such MarketWatch stock option divided by the same fraction described above.

The following table shows with respect to the below named executive officers and based on the MarketWatch stock options outstanding as of November 15, 2004 and an assumed price for Dow Jones common stock as described below: (i) the number of unvested MarketWatch stock options held by each below named executive officer that will become fully vested as of the effective time of the merger; (ii) the number of vested MarketWatch stock options held by each below named executive officer as of November 15, 2004; (iii) the aggregate number of MarketWatch stock options held by each below named executive officer that will be vested as of the effective time of the merger as a result of the acceleration of vesting of options pursuant to the merger agreement; and (iv) the aggregate number of vested Dow Jones stock options that will be held by each below named executive officer following the consummation of the merger. For purposes of illustration only, the aggregate number of vested Dow Jones stock options to be held by the below named executive officers is based on the closing price of the Dow Jones common stock on the New York Stock Exchange on November 15, 2004, which was $45.10. The aggregate number of vested Dow Jones stock options to be held by the below named executive officers following the consummation of the merger will depend on the average closing price of the Dow Jones common stock. Therefore, the actual aggregate number of vested Dow Jones stock options to be held by the below named executive officers will increase if the average trading price of the Dow Jones common stock is below $45.10 and decrease if the average trading price of Dow Jones common stock is above $45.10. Furthermore, the following table is only based on MarketWatch stock options held by such executive officers outstanding as of November 15, 2004, any changes to the number of MarketWatch stock options held by such executive officers after November 15, 2004 and before the effective time of the merger will change the numbers illustrated below.

Name of Executive Officer	Unvested MarketWatch Options	Vested MarketWatch Options	Vested MarketWatch Options upon Consummation of Merger	Vested Dow Jones Options to be Received upon Consummation of Merger
Lawrence S. Kramer	333,334	526,666	860,000	343,237
Kathy Yates	166,668	183,332	350,000	139,689
Paul Mattison	200,000	0	200,000	79,822
Douglas Appleton	150,001	37,999	188,000	75,033
Dave Callaway	100,001	128,749	228,750	91,297
Jeff Davis	200,000	0	200,000	79,822
Jamie Thingelstad	106,668	53,332	160,000	63,858

Restricted Stock

Mr. Kramer received a restricted stock award of 85,000 shares of MarketWatch common stock, none of which is currently vested. The restricted stock award is subject to vesting based on achievement of various performance criteria established by the compensation committee of our board of directors. In connection with the merger, each share of MarketWatch common stock subject to a restricted stock award outstanding as of the effective time of the merger will be converted into the right to receive $18.00 per share less any applicable withholding taxes. Immediately after the effective time of the merger, each restricted stock award will accelerate and become fully vested.

Existing Employment Arrangements

Each of Messrs. Kramer and Mattison has an existing compensation arrangement with MarketWatch. Below is a summary of the severance provisions set forth in the compensation arrangements with Messrs. Kramer and Mattison. Their existing employment arrangements have been filed with the Securities and Exchange Commission and are available for review. See “Where You Can Find More Information” that begins on page 45.

Lawrence Kramer—In the event Mr. Kramer’s employment with MarketWatch is terminated without cause (as defined in his agreement) or if he resigns for good reason (as defined in his agreement) 90 days prior to, or within six months after, consummation of the merger, Mr. Kramer would receive the following severance benefits: (i) severance payments equal to 24 months of his then-applicable base salary, and (ii) two times the target bonus for the year in which such termination occurs. In the event Mr. Kramer’s employment with MarketWatch is terminated without cause or if he resigns for good reason after six months after the consummation of the merger, Mr. Kramer would receive the following severance benefits: (i) severance payments equal to 18 months of his then-applicable base salary, and (ii) 1.5 times the target bonus for the year in which such termination occurs. Under the terms of Mr. Kramer’s employment agreement, any severance or other benefits provided to Mr. Kramer that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code shall be payable either: (a) in full; or (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts results in the receipt by Mr. Kramer on an after-tax basis of the greatest amount of severance and other benefits.

Paul Mattison—If the employment of Mr. Mattison is terminated without cause, he would be entitled to the following severance benefits: (i) three months salary continuation if his termination occurs before March 7, 2005; (ii) six months salary continuation if his termination occurs after March 7, 2005 but before June 7, 2005; (iii) nine months salary continuation if his termination occurs after June 7, 2005 but before September 7, 2005; and (iv) 12 months salary if his termination occurs after September 7, 2005. In addition, if Mr. Mattison’s employment is terminated within 12 months of September 7, 2004, then only 35,000 shares of MarketWatch common stock subject to his option would become fully vested and exercisable, and the remaining option to purchase 165,000 shares of MarketWatch common stock would terminate. However, as a result of the acceleration of options contemplated by the merger agreement, in the event Mr. Mattison’s employment is terminated on or after the date of consummation of the merger, then all of his options to purchase 200,000 shares of MarketWatch common stock would become fully vested, would be assumed by Dow Jones and would be exercisable for Dow Jones common stock in accordance with the terms of the merger agreement.

Directors and Officers Insurance

Dow Jones has agreed to indemnify the MarketWatch directors and executive officers for events occurring before the merger, including events that are related to the merger, and maintain directors and officers liability insurance for at least six years after the merger. See “The Merger Agreement—Director and Officer Liability” on page 37 below.

Effects of the Merger

As a result of the merger, our stockholders will not have an opportunity to continue their equity interest in MarketWatch as an ongoing corporation and, therefore, will not share in the future earnings and potential growth of MarketWatch. Upon consummation of the merger, our shares of common stock will no longer be traded on The Nasdaq National Market, and the registration of our shares of common stock under the Securities Exchange Act of 1934, as amended, will be terminated. Furthermore, following the merger we will no longer be a reporting company under the Securities Exchange Act of 1934, as amended.

Federal Income Tax Consequences

General

The following is a discussion of the material U.S. federal income tax consequences of the merger to a holder of MarketWatch common stock. This summary is based on the provisions of the Internal Revenue Code, which we refer to as the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

This discussion assumes that you hold your shares of MarketWatch common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, U.S. expatriates and former long-term residents of the United States, stockholders who hold shares of MarketWatch common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of MarketWatch common stock through the exercise of employee stock options or other compensation arrangements). This discussion does not address the tax treatment of holders who exercise appraisal rights in the merger, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws that may apply to you other than those pertaining to the U.S. federal income tax. We urge you to consult your tax adviser to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for MarketWatch common stock pursuant to the merger.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of a share of MarketWatch common stock that is, for U.S. federal income tax purposes,

•	a citizen or resident alien individual of the United States,

•	a corporation (or an entity treated as a corporation for federal income tax purposes) created or organized under the law of the United States, any State thereof or the District of Columbia,

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person, or

•	an estate the income of which is subject to U.S. federal income tax without regard to its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of MarketWatch common stock that is:

•	a nonresident alien individual,

•	a corporation (or an entity treated as a corporation for federal income tax purposes) created or organized in or under the law of a country other than the United States or a political subdivision thereof, or

•	an estate or trust that is not a U.S. holder.

U.S. holders.    The receipt by a U.S. holder of cash for MarketWatch common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the MarketWatch common stock tendered pursuant to the merger. That gain or loss will be a capital gain or loss and will be long-term capital gain or loss if you have held your MarketWatch common stock for more than one year at the time of the merger. If you acquired different blocks of MarketWatch common stock at different times or different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of MarketWatch common stock that you own. Stockholders are urged to consult their own tax advisers as to the federal income tax treatment of a capital gain or loss (including limitations on the deductibility of a capital loss).

Non-U.S. holders.    A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on a disposition of MarketWatch common stock pursuant to the merger unless:

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, and the gain is attributable to a permanent establishment or fixed base of the non-U.S. holder maintained in the United States if that is required by an applicable income tax treaty as a condition to subjecting that non-U.S. holder to U.S. federal income tax on a net income basis,

•	the non-U.S. holder is an individual and is present in the United States for 183 or more days during the taxable year of the sale, and certain other requirements are met, or

•	the non-U.S. holder is subject to tax under the provisions of the Code regarding the taxation of United States expatriates or former long-term residents of the United States.

Information Reporting and Backup Withholding

Proceeds from the exchange of shares for cash pursuant to the merger that are paid to a U.S. holder (other than certain exempt recipients, such as corporations) generally are subject to information reporting and, if the U.S. holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption, to backup withholding at the applicable rate (currently 28%). A non-U.S. holder may also be subject to information reporting and backup withholding at the applicable rate with respect to proceeds from the exchange of shares for cash pursuant to the merger.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder’s U.S. federal income tax liability if certain required information is furnished to the U.S. Internal Revenue Service in a timely manner. Holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current treasury regulations.

Because individual circumstances may differ, each holder of MarketWatch common stock is urged to consult such holder’s tax adviser as to the particular tax consequences to such holder of the merger, including the application and effect of state, local, foreign and other tax laws.

Appraisal Rights

MarketWatch stockholders have the right to dissent from the merger and receive the fair cash value of all their MarketWatch common stock instead of receiving the merger consideration in the merger if such stockholders have complied with Section 262 of the Delaware General Corporation Law, or DGCL, a copy of which is attached to this proxy statement as Annex C. Holders of stock options for MarketWatch common stock are not entitled to appraisal rights.

Below is a summary of the steps you must take if you are a MarketWatch stockholder and you wish to exercise your appraisal rights. You are strongly urged to read Section 262 of the DGCL carefully and in its entirety if you are considering the exercise of your appraisal rights. Failure to comply with the procedure set forth in Section 262 may terminate your appraisal rights.

1.    You must make a written demand for appraisal.

You must deliver a written demand for appraisal to MarketWatch, Inc. at 825 Battery Street, San Francisco, California 94111, Attention: Secretary, before the vote on the merger is taken at the special meeting. A vote against the merger alone will not constitute a valid demand for appraisal, and you therefore must provide written notice separate from your proxy. A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand, the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the nominee.

2.    You must refrain from voting for approval of the merger.

You must not vote your shares of MarketWatch common stock for approval of the merger. You can terminate your right to appraisal, even if you have previously filed a written demand for appraisal, if you return a signed proxy and:

(A)    fail to vote against approval and adoption of the merger agreement and the approval of the merger; or

(B)    fail to note that you are abstaining from voting.

Because a signed proxy which does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, if you wish to exercise the right to dissent from the merger and demand appraisal rights under Section 262 of the DGCL, you must vote against the adoption of merger agreement or abstain from voting on the merger agreement proposal.

3.    You must continuously hold your shares of MarketWatch common stock.

You must continuously hold your shares of MarketWatch common stock from the date you make the demand for appraisal through the completion of the merger.

4.    You must petition the Delaware Court of Chancery.

If you and MarketWatch cannot agree on the fair cash value of your dissenting shares, then within 120 days after the effective date of the merger, either the surviving corporation in the merger or any stockholder who has complied with the conditions of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery. The petition should request that the court determine the value of the shares of stock held by all of the stockholders who are entitled to appraisal rights. MarketWatch has no intention at this time, or any obligation, to file such a petition. If you and MarketWatch cannot agree on such a fair cash value and you do not file a petition within 120 days after the effective date of the merger, you will lose your appraisal rights.

5.    Appraisal of shares.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine the stockholders who are entitled to appraisal rights. The Delaware Court of Chancery will then determine the fair value of the applicable shares held by the dissenting stockholders, exclusive of any value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining the fair value, the court will consider all relevant factors. The Delaware Court of Chancery may determine the fair value to be more than, the same as, or less than the merger consideration. The costs and expenses of the appraisal proceeding may be assessed against MarketWatch and the dissenting stockholders, as the court deems equitable under the circumstances. However, you may request that the Delaware Court of Chancery allocate the expenses of the appraisal action incurred by any stockholder against the value of all of the shares entitled to appraisal.

6.    Withdrawal of demand.

You may withdraw your demand for appraisal and accept the merger consideration by delivering to MarketWatch a written withdrawal of your demand, except that (1) any attempt to withdraw your demand for appraisal made more than 60 days after the completion of the merger will require the written approval of MarketWatch, and (2) an appraisal proceeding in the Delaware Court of Chancery cannot be dismissed unless the court approves such dismissal.

Failure to follow the steps required by Section 262 of the DGCL for exercising appraisal rights may result in the loss of such rights (in which event a MarketWatch stockholder will be entitled to receive the applicable merger consideration with respect to such dissenting shares in accordance with the merger agreement). In view of the complexity of the provisions of Section 262 of the DGCL, MarketWatch stockholders who are considering objecting to the merger are urged to consult their own legal advisors.

Restrictions on Sales of Dow Jones Common Stock by Affiliates of MarketWatch

The shares of Dow Jones common stock issued to any person upon exercise of MarketWatch stock options assumed by Dow Jones who is deemed to be an affiliate of MarketWatch at the time of the special meeting or an affiliate of Dow Jones after the completion of the merger will be restricted. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of MarketWatch at the time of the special meeting of stockholders and of Dow Jones after the completion of the merger. Affiliates may not sell their shares of Dow Jones common stock except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act;

•	in accordance with Rule 144 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Stockholder Rights Agreement

On November 14, 2004, our board of directors adopted a rights agreement between MarketWatch and Mellon Investor Services LLC (the “Rights Agreement”). The Rights Agreement provides that none of Dow Jones, Golden Acquisition Corp. or any of their respective affiliates or associates, including any officers, directors or employees of any of the foregoing, will be deemed to beneficially own any shares of MarketWatch common stock of which it may otherwise be deemed to be the beneficial owner by reason of (x) the approval, execution or delivery of the merger agreement, (y) the consummation of the merger or any of the other transactions contemplated in the merger agreement, or (z) the public announcement of any of the foregoing. All rights under the Rights Agreement will expire immediately prior to the effective time of the merger. The Rights Agreement is more fully described in, and is attached as an exhibit to, MarketWatch’s Form 8-K, filed with the Securities and Exchange Commission on November 15, 2004.

Stockholder Lawsuit Challenging the Merger

On or about November 5, 2004, a stockholder class action lawsuit was filed against MarketWatch, its directors and Viacom Inc. in the Delaware Court of Chancery. The lawsuit alleges, among other things, that our directors breached their fiduciary duties by not appointing a special committee of independent directors to consider Viacom’s bid, as well as alternative bids, with respect to the potential acquisition of MarketWatch, and by favoring Viacom rather than ensuring that there was a level playing field among the bidders for MarketWatch. The complaint seeks a court order requiring our directors to appoint such a special committee, an injunction against consummation of any transaction with Viacom until such committee is in place, rescission of any transaction that is in fact consummated with Viacom, and unspecified damages.

Approvals

Dow Jones and MarketWatch have filed on November 24, 2004 the required notification and report forms with the Antitrust Division of the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and have requested early termination. Unless the waiting period is terminated earlier, or we or Dow Jones receive a request for additional information or documentary material prior to that time, the waiting period will expire on 11:59 p.m. on December 27, 2004. If within the waiting period either the Federal Trade Commission or the Antitrust Division requests additional information or documentary material from Dow Jones or us, the waiting period will be extended for an additional 30 calendar days (or the next regular business day if such additional 30 days would otherwise expire on a Saturday, Sunday, or legal public holiday) following the date of our substantial compliance with the request, unless the waiting period is sooner terminated by the Federal Trade Commission or the Antitrust Division.

Notification of the proposed merger is required to be filed with the German Federal Cartel Office under the German Competition Act. Dow Jones expects to file this notification with the German Federal Cartel Office shortly and to request early termination of the required waiting period. Under the German Competition Act, the German Federal Cartel Office first conducts a preliminary, Phase I investigation of the proposed merger, which can last up to one month after submission of a complete notification. If the German Federal Cartel Office determines not to investigate further after it completes its Phase I investigation, it will issue a decision clearing the merger and concluding the required waiting period. If German Federal Cartel Office determines to examine the proposed merger more closely, it may initiate an in-depth Phase II investigation. The Phase II investigation can extend up to four months after submission of the initial notification. Upon completion of a Phase II investigation, the German Federal Cartel Office must issue a final determination with respect to the proposed merger. If a decision clearing the merger is issued, the required waiting period will conclude.

We are not aware of any other significant government or regulatory approvals that need to be obtained, or waiting periods with which we need to comply, to complete the merger. If we discover that other approvals or waiting periods are required, we will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on it that could cause us or Dow Jones to abandon the merger even if we receive stockholder approval.

Source of Funds

Dow Jones’ obligations to complete the merger are not subject to any financing condition. Dow Jones has represented in the merger agreement that it will have, as and when required, the funds available as are necessary to consummate the contemplated transactions. Dow Jones intends to finance the acquisition with cash on hand and available debt financing.

THE MERGER AGREEMENT

This section of the proxy statement describes selected portions of the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement. The merger agreement is attached to this document as Annex A and is incorporated by reference into this proxy statement. We urge you to carefully read the merger agreement in its entirety.

The Merger and Merger Consideration

The merger agreement provides for the acquisition to be effected through a merger of Golden Acquisition Corp., a newly formed and wholly-owned subsidiary of Dow Jones, with and into MarketWatch. As a result of the merger, Golden Acquisition Corp. will cease to exist, and MarketWatch will survive the merger and will become a wholly-owned subsidiary of Dow Jones. The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, and will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Upon completion of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares held by stockholders who properly exercise and perfect their appraisal rights, will be converted into the right to receive $18.00 in cash, without interest and less applicable withholding taxes. Upon completion of the merger, all outstanding shares of our common stock (other than those held by Dow Jones, Golden Acquisition Corp. or MarketWatch) will automatically be cancelled and no shares will remain outstanding. Each stockholder (other than Dow Jones and Golden Acquisition Corp.) will no longer have any rights with respect to the shares of the our common stock, except for the right to receive the merger consideration (or, if applicable, to exercise appraisal rights with respect to such shares).

Payment for Shares

At or prior to the effective time of the merger, Dow Jones is required to designate a bank or trust company to act as paying agent for the purpose of exchanging shares of our common stock for the cash payable as a result of the merger. Dow Jones is required to cause Golden Acquisition Corp. to furnish the paying agent with cash sufficient to make full payment to MarketWatch’s stockholders.

Promptly after the effectiveness of the merger, the paying agent will mail to each holder of record of MarketWatch’s common stock a letter of transmittal and instructions for the surrender of stock certificates to the paying agent for the merger consideration. After surrendering a stock certificate to the paying agent for cancellation, together with a properly completed letter of transmittal and all other documents and materials required by the paying agent, the holder of such share certificate will be entitled to receive an amount equal to $18.00 per share with respect to the shares represented by such certificate. Each surrendered share will be canceled. No interest will be paid or accrued on the merger consideration.

In the event of a transfer of ownership of any shares of common stock not registered in the transfer records of MarketWatch, the merger consideration will be paid to the transferee if the certificate representing such share is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid.

All cash paid upon the surrender of share certificates in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares, other than any rights pertaining to any declared and unpaid dividends on MarketWatch’s common stock.

If your stock certificate has been lost, stolen or destroyed, you will be entitled to obtain payment only by signing an affidavit and, if required by Dow Jones, posting a bond in an amount sufficient to protect Dow Jones against claims related to your share certificate.

Stock Options

The merger agreement provides that each stock option outstanding immediately prior to the effective time shall become vested and exercisable immediately prior to the effective time of the merger. All MarketWatch stock options (except those options subject to the Pinnacor 2000 Equity Plan that are cancelled and those options held by non-employee directors of MarketWatch that do not continue as directors, officers, employees or consultants by Dow Jones or its subsidiaries) shall be assumed by Dow Jones as of the effective time of the merger. As of the effective time of the merger, each such MarketWatch stock option shall be converted automatically into an option to purchase fully vested shares of Dow Jones’ common stock on the same terms and conditions as (other than the number of underlying shares and the exercise price) the applicable MarketWatch stock plans and the applicable option and other related agreements thereunder. The number of shares of Dow Jones common stock subject to options assumed in this manner shall be determined by multiplying the number of shares of our common stock subject to such stock option by a fraction, the numerator of which is $18.00 and the denominator of which is the average closing price of Dow Jones’ common stock on the New York Stock Exchange over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs. The exercise price per share for options assumed by Dow Jones will be equal to the per share exercise price for the shares otherwise purchasable pursuant to such MarketWatch stock option divided by the same fraction described above.

Each MarketWatch stock option subject to the Pinnacor, Inc. 2000 Equity Plan and outstanding as of the effective time of the merger shall, if the holder so consents, be assumed in accordance with the procedure described above. Each Pinnacor, Inc. 2000 option not assumed shall be cancelled and the optionholder will receive an amount equal to $18.00 less the exercise price for each option held by such optionholder and the amount of applicable withholding taxes.

Each MarketWatch stock option held by a non-employee director of MarketWatch (other than any director that continues as a director, officer, employee or consultant of Dow Jones or any subsidiary of Dow Jones) as of the effective time of the merger, shall be cancelled and the optionholder will receive an amount equal to $18.00 less the exercise price for each option held by such optionholder and the amount of applicable withholding taxes.

As soon as practicable after the effective time of the merger, Dow Jones will deliver to each holder of a MarketWatch stock option an appropriate notice setting forth such holder’s rights pursuant to stock option.

Restricted Stock

Each share of MarketWatch common stock subject to a restricted stock award outstanding as of the effective time of the merger will be converted into the right to receive $18.00 per share. Immediately after the effective time of the merger, each restricted stock award shall accelerate and become fully vested.

Stock Purchase Plan

With respect to the MarketWatch, Inc. 2004 Employee Stock Purchase Plan, MarketWatch will (i) shorten the offering period under the plan so that the offering period shall terminate immediately prior to the effective time of the merger, (ii) prohibit any new participants from entering the plan and prohibit any current participant from increasing his or her payroll deductions or subscription amount after November 14, 2004, and (iii) ensure that no offering periods under the plan commence after November 14, 2004. Any purchase rights existing immediately prior to the effective time of the merger under the purchase plan to acquire MarketWatch’s common stock will be cancelled and each holder of purchase rights will receive an amount equal to $18.00 less the purchase price payable under the purchase plan by such holder for each share of MarketWatch common stock and the amount of applicable withholding taxes. At the effective time MarketWatch shall terminate the MarketWatch, Inc. 2004 Employee Stock Purchase Plan.

Representations and Warranties

The merger agreement contains representations and warranties by us relating to:

•	our corporate organization and similar corporate matters;

•	our capital structure;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts, violations or breaches of law or agreements resulting from the execution, delivery and performance by us of the merger agreement;

•	the obtaining of the required governmental approvals and consents;

•	litigation involving us;

•	finders’ and brokers’ fees payable in connection with the merger;

•	the accuracy of our reports and financial statements filed with the Securities and Exchange Commission;

•	the absence of specified changes concerning us since September 30, 2004;

•	our tax returns and other tax matters;

•	our employee benefit plans and other employment matters;

•	our material contracts;

•	our compliance with applicable law and regulations;

•	real property owned or leased by us;

•	our intellectual property and information technology systems;

•	environmental matters affecting us, as well as our compliance with applicable environmental laws;

•	labor matters affecting us;

•	the opinion of our financial advisor;

•	the application of state takeover laws;

•	the absence of any undisclosed liabilities; and

•	our insurance policies, coverage and claims.

The merger agreement also contains representations and warranties by Dow Jones and Golden Acquisition Corp. relating to:

•	corporate organization and similar corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts, violations or breaches of law or agreements resulting from the execution, delivery and performance by Dow Jones and Golden Acquisition Corp. of the merger agreement;

•	the obtaining of the required governmental approvals and consents;

•	litigation involving either party;

•	the availability of adequate funds to consummate the merger, as and when contemplated by the merger agreement;

•	the ability of both parties to render timely performance under the merger agreement;

•	finders’ and brokers’ fees payable in connection with the merger;

•	the accuracy of information supplied by both parties for inclusion in this proxy statement;

•	the absence of any voting agreement, or similar arrangement, between either party and any of our officers, directors or stockholders regarding this merger and the absence of any other beneficial ownership of our shares; and

•	the opinion of their financial advisors.

Covenants

Except with the prior consent of Dow Jones (which consent will not be unreasonably withheld or delayed) or as otherwise contemplated by the merger agreement, during the period from the date of the merger agreement until the closing of the merger, MarketWatch will:

•	conduct MarketWatch’s business in the usual and ordinary course of business, consistent with past practices;

•	use commercially reasonable best efforts to preserve intact the organization of our business, retain key employees, and preserve existing business relationships;

•	not amend MarketWatch’s certificate of incorporation or its bylaws, alter its capital structure or issue any capital stock or other equity securities;

•	not dispose of, transfer, lend, purchase, or encumber any company assets, enter into any material transaction or incur any material indebtedness or liability or issue debt securities outside the ordinary course of business;

•	not modify any material indebtedness or liability or issue debt securities;

•	not acquire any material company, business organization or division thereof;

•	not change our accounting policies or material procedures;

•	maintain insurance consistent with past practices for MarketWatch’s business;

•	not modify or terminate any existing material contract except in the ordinary course of business or enter into any material contract;

•	not make capital expenditures or commitment for the purchase of fixed assets in excess of $500,000;

•	other than in the ordinary course of business, terminate or materially amend any material agreement;

•	not enter into, adopt or amend any company employee plans to increase benefits;

•	not grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees;

•	not hire any new non-executive employees except in the ordinary course of business consistent with past practice;

•	not enter into any employment, severance or similar agreement or arrangement with any employee, except for severance arrangements that are entered into in exchange for a customary release by such employee in the ordinary course of business; and

•	not renew or amend any contract, agreement, award commitment or arrangement (i) providing for the payment to any director, officer or employee of compensation or benefits, the terms of which are altered in favor of such individual, or (ii) providing for the acceleration of vesting of any amount subject thereto upon the occurrence of any of the transactions contemplated by the merger agreement.

Dow Jones and Golden Acquisition Corp. have agreed that during the period from the date of the merger agreement until the closing of the merger, they will not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, the merger.

Director and Officer Liability

The merger agreement provides that Dow Jones will ensure that each current and former officer and director of MarketWatch will continue to be indemnified to the extent provided under MarketWatch’s current certificate of incorporation and bylaws for a period of six years after the effective date of the merger for his or her acts or omissions occurring prior to the effective time of the merger. In addition, Dow Jones will ensure that any indemnity agreements between MarketWatch and its officer and directors will continue in full force after the merger. The merger agreement also requires Dow Jones to maintain the directors and officers insurance policies of MarketWatch (or equivalent policies) for at least six years after the consummation of the merger. Dow Jones, however, will not be required to pay premiums which on an annual basis exceed 175% of the current annual premium of such policies.

Termination

The merger agreement may be terminated, whether before or after receiving stockholder approval, and the merger may be abandoned by mutual consent or as follows:

•	by either party, if the merger is not consummated by May 14, 2005;

•	by either party, if a court or governmental agency issues a final, nonappealable order or other action that prohibits consummation of the merger;

•	by either party, if our stockholders do not adopt the merger agreement at the special meeting;

•	by Dow Jones, if our board of directors withholds, modifies or changes its recommendation of the merger or if we fail to include our board’s recommendation of the merger in the proxy materials sent to stockholders;

•	by Dow Jones, if our board of directors accepts or approves an alternative transaction to the merger;

•	by Dow Jones, if a tender offer or exchange offer for 25 percent or more of the outstanding shares of our common stock has commenced, and our board of directors has not recommended rejection of such tender offer or exchange offer by our stockholders;

•	if, under certain circumstances, we fail to call or hold the special meeting;

•	by MarketWatch, prior to the stockholder meeting, if we receive an unsolicited superior offer by a third party to which Dow Jones does not respond with a superior counter-offer within four business days; or

•	by either party, if the other party breaches or fails to perform, as applicable, any of its representations and warranties or covenants in a manner that the conditions to the merger would not be satisfied, and such breach or failure has gone uncured for 30 days following notice.

No Solicitation of Transactions

We have agreed to cease any discussions or negotiations conducted prior to the date of the merger agreement with any parties other than Dow Jones with respect to any transaction involving a merger, consolidation or similar transaction in which a party other than Dow Jones would acquire 25% or more of the common stock of MarketWatch or substantially all of MarketWatch’s assets.

Except as provided below, we have agreed that we will not, and that we will use our commercially reasonable best efforts to ensure that our and our subsidiaries’ directors, officers, employees, agents and other representatives do not, initiate, solicit or knowingly encourage any inquiries, or the making of a proposal relating to, or that could reasonably be expected to lead to, an alternative acquisition transaction with a party other than Dow Jones, or enter into discussions or negotiate with any person or entity to obtain, or in connection with, an alternative transaction, or agree to, or recommend, any alternative transaction.

Notwithstanding the restriction in the previous paragraph, we may refer a third party to the non-solicitation provisions of the merger agreement and, prior to the adoption of the merger agreement by our stockholders, we may furnish information, enter into a confidentiality agreement with, or enter into discussions or negotiations with, a third party in connection with an unsolicited bona fide proposal relating to an alternative transaction, if our board of directors, after consultation with its financial advisors, believes in good faith that such proposal constitutes or could reasonably lead to an alternative transaction reasonably likely to be more favorable to our stockholders than the merger with Dow Jones, if prior to furnishing information or entering into discussions or negotiations we provide written notice to Dow Jones that we are furnishing such information or entering into such discussions or negotiations and enter into a confidentiality agreement with the third party on terms substantially similar to the terms contained in our confidentiality agreement with Dow Jones.

We have also agreed that our board of directors will, subject to the fiduciary obligations of our board of directors, (i) recommend to our stockholders the approval and adoption of the merger agreement and the merger, and (ii) not rescind its authorization or approval of the merger agreement and the merger. However, our board of directors may amend, modify or withdraw its recommendation of the merger agreement and the merger, to the extent that our board of directors determines in good faith, after discussion with our legal counsel, that it is required to do so to comply with its fiduciary duties to our stockholders.

Also, in response to a bona fide unsolicited proposal with respect to a proposal for an alternative transaction, if our board of directors determines, in its good faith judgment, taking into account the advice of its financial advisor and outside counsel, that the proposal is for a transaction that would be or is reasonably likely to be more favorable to the stockholders of MarketWatch than the merger with Dow Jones, we may terminate the merger agreement. We may not, however, terminate this agreement unless we first provide Dow Jones with notice of the other proposal, Dow Jones does not responded with a superior counter-proposal within four business days of such notice and we pay to Dow Jones the termination fee described below.

Termination Fee Payable to Dow Jones

We have agreed to pay Dow Jones a $9,278,000 termination fee (in addition to reimbursing Dow Jones for expenses of up to $1,500,000 incurred in connection with the merger except upon termination as described in the first bullet below) in the following circumstances:

•	the termination of the merger agreement by Dow Jones as a result of our stockholders rejecting adoption of the merger agreement at the special meeting, if (1) an alternative transaction has been publicly announced or proposed at or prior to the special meeting, and (2) either: such proposed alternative transaction has not been withdrawn or abandoned by such third party (unless the board of directors of MarketWatch publicly announces that it rejects such alternative proposal) prior to the special meeting, or notwithstanding the withdrawal of such alternative transaction or the rejection of the alternative proposal by our board of directors, the merger agreement is terminated, and in either case an agreement for such alternative transaction is entered into or consummated within six months after the termination;

•	the termination of the merger agreement by Dow Jones as a result of our board of directors:

•	withholding, withdrawing, modifying or changing its recommendation for the merger;

•	approving, endorsing or recommending an alternative transaction;

•	failing to recommend rejection of a tender offer for 25 percent or more of MarketWatch’s common stock (should such a tender offer occur); and

•	if, under certain circumstances, we fail to call or hold the special meeting;

•	the termination of the merger agreement by MarketWatch, upon receipt of an unsolicited superior proposal to which Dow Jones does not respond with a superior offer within four business days.

Employee Benefit Matters

With regard to employee benefit matters Dow Jones has agreed:

•	immediately following the closing of the merger it will maintain compensation and benefit plan arrangements for employees of MarketWatch who continue employment with Dow Jones, MarketWatch or any subsidiary thereof after the merger that are no less favorable, excluding equity compensation arrangements, than those provided by MarketWatch at the time of the merger; and

•	within one year of the effective time of the merger, to provide MarketWatch employees who continue to be employed by Dow Jones or MarketWatch after the merger with compensation and benefit plans and arrangements that are comparable to those provided to similarly situated Dow Jones employees.

Dow Jones will honor, or cause the surviving corporation in the merger to honor, in accordance with their respective terms, all of MarketWatch’s employee benefit obligations to current and former employees accrued as of the effective time of the merger.

Solely for purposes of eligibility and vesting under specified employee benefit plans of Dow Jones, Dow Jones will give MarketWatch employees who continue to be employed by Dow Jones or MarketWatch after the merger past service credit for service with MarketWatch before the completion of the merger as if it were service with Dow Jones.

Nothing in the merger agreement is intended to change the existing at will employment status of any MarketWatch employees.

Conditions to the Merger

The obligations of Dow Jones and MarketWatch to complete the merger are subject to the satisfaction or waiver of various conditions, including the following:

•	the absence of any law, order or injunction prohibiting the completion of the merger;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all material governmental authorizations legally required to complete the merger shall have been obtained; and

•	the adoption of the merger agreement by our stockholders.

Each party’s obligation to complete the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party will be true and correct as of the effective time of the merger, except for changes contemplated by the merger agreement, those representations and warranties which address matters as of a particular date (which must be true and correct in all material respects as of such date), and for failures (without giving effect to the materiality and knowledge qualifiers in the particular representations and warranties) that would not have a material adverse effect, as defined below;

•	with respect to the the obligations of Dow Jones and Golden Acquisition Corp. only, the representations and warranties of MarketWatch regarding capitalization shall be true and correct in all material respects as of the effective time, except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects as of such date; and

•	performance by the other party in all material respects, of all agreements and covenants required by the merger agreement to be performed prior to the consummation of the merger.

With respect to MarketWatch, material adverse effect means a material adverse effect (or combination of effects materially adverse in the aggregate) on the financial condition, business or results of operations of MarketWatch, or any change or effect that could reasonably be expected to prevent or materially delay the ability of MarketWatch to complete the merger. However, a material adverse effect will not be considered to result from changes in the market price or trading volume of our securities, any change in law or generally accepted accounting principles, any change in general economic, political or business conditions or in the financial news industry generally (which, with respect to the foregoing changes, do not disproportionately affect MarketWatch), changes due to the public announcement of the merger agreement or the transactions contemplated by the merger agreement, or the termination of a specified agreement with Thomson Financial Inc.

Expenses

The merger agreement provides that, except as described above, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses if the merger is not consummated. If the merger is consummated the surviving corporation will pay all fees and expenses.

Amendment and Waiver

The merger agreement may be amended by approval of the respective boards of directors of MarketWatch and Dow Jones any time prior to the effective time of the merger. After MarketWatch’s stockholders adopt the merger agreement, however, no amendment may be made which by law requires the approval of MarketWatch’s stockholders without such further approval. Any party may waive its rights under the merger agreement only in writing, signed by the party to be bound. Any such amendment or waiver may be made at any time prior to the completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information with respect to the beneficial ownership of MarketWatch common stock as of November 15, 2004 by:

•	each stockholder who is known by us to be the beneficial owner of more than 5% of our common stock;

•	our Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers at the end of 2003;

•	each of our current directors and our directors during fiscal 2003 and 2004 who have since resigned; and

•	our directors and executive officers as a group.

The percentage ownership is based on 26,421,474 shares of our common stock outstanding at November 15, 2004. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of November 15, 2004, are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each director and executive officer listed below is c/o MarketWatch, Inc., 825 Battery Street, San Francisco, California 94111.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
5% Stockholders:
CBS Broadcasting, Inc.(1)
Westinghouse CBS Holding Company, Inc.(1)
Viacom Inc.(1)
NAIRI, Inc.(2)
National Amusements, Inc.(2)
Sumner M. Redstone(2)(3)	5,636,814	21.3%
Pearson International Finance Ltd.(4)	5,636,814	21.3%
Investment entities affiliated with General Atlantic Partners, LLC(5)	1,911,939	7.0%
Directors and Executive Officers:
David Hodgson(6)	1,913,268	7.2%
Lawrence S. Kramer(7)	623,120	2.3%
Kathy Yates(8)	269,228	1.0%
Joan P. Platt(9)	243,957	*
Scot McLernon(10)	9	*
Jamie Thingelstad(11)	53,860	*
Christie Hefner(12)	13,999	*
Jeffrey F. Rayport(13)	11,999	*
Robert H. Lessin(14)	10,999	*
Peter Glusker	—	*
Andrew Heyward	—	*
Philip Hoffman	—	*
Douglas McCormick(15)	3,333	*
David Moore	—	*
All 18 directors and executive officers as a group(16)	3,479,021	12.5%

*	Represents ownership of less than 1% of our common stock.
(1)	The address for CBS Broadcasting Inc. (“CBSBI”), Westinghouse CBS Holding Company, Inc. (“W/ CBS HCI”) and Viacom Inc. (“Viacom”) is 1515 Broadway, New York, New York 10036.

(2)	The address for NAIRI, Inc. (“NAIRI”), National Amusements, Inc. (“NAI”) and Mr. Redstone is 200 Elm Street, Dedham, Massachusetts 02026.
(3)	This information is based on an amended Schedule 13D, filed with the Securities and Exchange Commission, on November 4, 2004, which was jointly filed by CBSBI, W/ CBS HCI, Viacom, NAIRI, NAI and Sumner M. Redstone. The shares are indirectly held by W/ CBS HCI through its ownership of 100% of the outstanding stock of CBSBI and are indirectly held by Viacom through its ownership of 100% of the outstanding stock of W/ CBS HCI. As of November 4, 2004, approximately 71% of Viacom’s voting Class A common stock and approximately 12% of Viacom’s Class A common stock and non-voting Class B common stock are owned by NAIRI, which in turn is a wholly-owned subsidiary of NAI. Beneficial ownership is attributed to Mr. Redstone as Mr. Redstone is the Chairman of the Board and Chief Executive Officer of NAI, Chairman and President of NAIRI and Chairman and Chief Executive Officer of Viacom.
(4)	The address for Pearson International Finance Ltd. is 80 Strand, London, WC2R ORL, England. This information is based on a Schedule 13D, filed with the Securities and Exchange Commission, on July 8, 2004, which was jointly filed by Pearson plc, a corporation organized under the laws of England & Wales (“Pearson”), and (ii) Pearson International Finance Ltd., a corporation organized under the laws of England & Wales and a wholly-owned direct subsidiary of Pearson.
(5)	This information is based on a Schedule 13D, filed with the Securities and Exchange Commission, on January 26, 2004, which was jointly filed by General Atlantic Partners, LLC (“GAP LLC”), General Atlantic Partners 69, L.P. (“GAP 69”), GapStar, LLC (“GapStar”) and GAP Coinvestment Partners II, L.P. (“GAPCO II”). The shares include 1,551,692 shares of common stock owned by GAP 69, 119,496 shares of common stock owned by GapStar, and 240,751 shares of common stock owned by GAPCO II. GAP LLC is the general partner of GAP 69 and the sole member of GapStar. The managing members of GAP LLC (other than Klaus Esser) are also the general partners of GAPCO II, GAP LLC, GAP 69, GapStar and GAPCO II (collectively, “General Atlantic”) and are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Mr. Hodgson, a member of our board of directors, is a managing member of GAP LLC and a general partner of GAPCO II. Mr. Hodgson disclaims beneficial ownership of all of such securities except to the extent of his pecuniary interest therein. The address of Mr. Hodgson and General Atlantic is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, CT 06830.
(6)	Represents 1,329 shares owned directly by Mr. Hodgson and 1,911,939 shares owned, in the aggregate, by GAP 69, GapStar and GAPCO II. See footnote (5).
(7)	Includes 559,999 shares subject to options held by Mr. Kramer that are exercisable within 60 days of November 15, 2004.
(8)	Includes 249,999 shares subject to options held by Ms. Yates that are exercisable within 60 days of November 15, 2004.
(9)	Includes 237,500 shares subject to options held by Ms. Platt which are exercisable until January 8, 2005 and thereafter cancelled if not exercised. Ms. Platt resigned as Chief Financial Officer of MarketWatch on September 7, 2004.
(10)	Mr. McLernon was no longer deemed an executive officer of MarketWatch as of March 17, 2004.
(11)	Represents 53,332 shares subject to options held by Mr. Thingelstad that are exercisable within 60 days of November 15, 2004.
(12)	Includes 10,666 shares subject to options held by Ms. Hefner that are exercisable within 60 days of November 15, 2004.
(13)	Represents 11,999 shares subject to options held by Mr. Rayport that are exercisable within 60 days of November 15, 2004.
(14)	Represents 10,999 shares subject to options held by Mr. Lessin that are exercisable within 60 days of November 15, 2004.
(15)	Includes 3,333 shares subject to options held by Mr. McCormick that are exercisable within 60 days of November 15, 2004.
(16)	Includes an aggregate of 1,453,824 shares subject to options held by the directors and executive officers and 1,911,939 shares owned, in the aggregate, by GAP 69, GapStar and GAPCO II. See footnote (5).

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The Nasdaq National Market under the symbol “MKTW”. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on The Nasdaq National Market. For current price information, stockholders are urged to consult publicly available sources.

CALENDAR PERIOD	HIGH	LOW
2002
Second Quarter	$5.49	$3.90
Third Quarter	$4.93	$3.81
Fourth Quarter	$5.05	$3.88
2003
First Quarter	$7.76	$4.73
Second Quarter	$9.78	$6.48
Third Quarter	$9.12	$7.50
Fourth Quarter	$9.52	$8.05
2004
First Quarter	$14.13	$8.60
Second Quarter	$14.87	$10.10
Third Quarter	$12.74	$7.13
Fourth Quarter (through November 24, 2004)	$18.20	$12.06

On                         , 200    , the most recent practicable date prior to the printing of this proxy statement, the closing price of our common stock as reported on The Nasdaq National Market was $            .

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This proxy statement contains information about the timetable for the merger and the effects of the merger that constitute such “forward-looking statements” for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding the period following the completion of the merger, the expected timetable for completing the merger, the benefits of the proposed merger and any other statements about future expectations, benefits, goals, plans or prospects.

Words such as “may,” “could,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion identify forward-looking statements. All forward-looking statements are based on present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include:

•	conflicts of interest of directors and executive officers of MarketWatch in recommending the proposed merger;

•	the possibility that the merger may not otherwise be completed in a timely manner or at all, which may adversely affect our business;

•	the possibility that a majority of our stockholders may not adopt the merger agreement;

•	the timing of, and legal, regulatory and other conditions associated with, the completion of the merger;

•	the possibility that the merger may adversely affect our results of operations, whether or not we complete the merger; and

•	loss of key customers, suppliers or strategic partners as a result of our announcement of the merger proposal.

Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this proxy statement. MarketWatch is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent forward-looking statements attributable to MarketWatch or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

ADDITIONAL INFORMATION

Other Matters

We know of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the proxyholders named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

Other Stockholder Meetings; Stockholder Proposals

If we complete the merger, we will no longer have public stockholders or any public participation in our stockholder meetings. If we do not complete the merger, we intend to hold our next annual stockholder meeting in 2005. In that case, if you are still a stockholder as of the record date of such meeting, you would continue to be entitled to attend and participate in our 2005 stockholder meeting.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. In general, stockholder proposals and director nominations intended to be presented at our 2005 annual meeting of stockholders (if held) must be received by us at our corporate headquarters between May 6, 2005 and June 5, 2005 in order to be considered at that meeting. This notice requirement does not apply to (i) any stockholder holding at least twenty-five percent (25%) of our outstanding common stock, or (ii) any stockholder who has an agreement with us for the nomination of a person or persons for election to the board of directors. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our corporate Secretary at our headquarters.

The nominating committee will consider stockholder proposals properly submitted to us, including recommendations of qualified director nominee(s), in accordance with the procedures set forth below. In order to have a proposal considered by the nominating committee for the 2005 annual meeting (if held), a stockholder must submit its proposal and other relevant information in writing to the attention of our Secretary at our principle executive offices no earlier than May 6, 2005 and no later than June 5, 2005. The stockholder must submit the following information: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the name and address, as they appear on our books, of the stockholder proposing such business; (3) the class and number of shares of our common stock which are beneficially owned by the stockholder; (4) any material interest of the stockholder in such business; and (5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in the stockholder’s capacity as a proponent to the proposal.

With respect to recommendations of director nominee(s), the stockholder must submit the following information in writing to the attention of our Secretary at our principle executive offices no earlier than May 6, 2005 and no later than June 5, 2005: (1) the name, age, business and residence address of the prospective candidate; (2) a brief biographical description of the prospective candidate, including employment history for the past five years, and a statement of the qualifications of the prospective candidate; (3) the class and number of shares of our common stock, if any, which are beneficially owned by the prospective candidate; (4) a description of all arrangements or understandings between the stockholder and the prospective candidate pursuant to which the nomination is to be made by the stockholder if the stockholder and the prospective candidate are different individuals; (5) the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement; and (6) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. Once the nominating committee receives the stockholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the nominating committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

In addition to our bylaw provisions, stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the 2005 annual meeting of the stockholders (if held) must be received by our Secretary at our corporate headquarters no later than March 1, 2005 in order to be considered for inclusion in our proxy materials for that meeting.

The proxy holders named in the proxy statement for our 2005 annual meeting will have discretionary authority to vote on any stockholder proposal presented at the 2005 annual meeting (if held) if we fail to receive notice of such stockholder’s proposal for the meeting by March 1, 2005.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Securities and Exchange Commission, Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information.

The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including MarketWatch and Dow Jones, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

You also can obtain reports, proxy statements and other information we filed with the Securities and Exchange Commission by requesting them in writing to:

Investor Relations

MarketWatch, Inc.

825 Battery Street

San Francisco, California 94111

(415) 733-0500

If you would like to request documents, please do so by                         , 2005 in order to receive them before the special meeting.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of              200 . You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

By Order of the Board of Directors,

Lawrence S. Kramer
Chairman and Chief Executive Officer

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

Dow Jones & Company,

Golden Acquisition Corp.

and

MarketWatch, Inc.

Dated as of

November 14, 2004

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2004 (this “Agreement”) is by and among MarketWatch, Inc., a Delaware corporation (the “Company”), Dow Jones & Company, a Delaware corporation (“Buyer”), and Golden Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the boards of directors of Buyer, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Buyer to enter into a strategic business combination with the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of such combination, the boards of directors of Buyer, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions.

(a) Each of the following terms, as used in this Agreement, has the meaning ascribed to it below:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble hereof.

“Alternative Proposal” has the meaning set forth in Section 8.3(b)(i) hereof.

“Alternative Transaction” means any of the following: (i) a transaction pursuant to which any Third Party (or group of Third Parties) seeks to acquire, directly or indirectly, more than 25 percent of the outstanding shares of Company Common Stock, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25 percent of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of all or substantially all of the assets of the Company; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

“Applicable Law” means, with respect to any Person, any domestic, foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority or common law applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble hereof.

“Buyer Common Stock” means the common stock, par value of $1.00 per share, of Buyer.

“Buyer’s Disclosure Letter” means the written disclosure schedule delivered by Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Expenses” has the meaning set forth in the Section 8.3(c) hereof.

“Buyer Material Adverse Effect” means (x) any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole or (y) any change or effect that could reasonably be expected to prevent, materially delay or materially impede the ability of Buyer to complete the Merger by the Final Date; provided, however, that a Buyer Material Adverse Effect shall not be deemed to result from or arise out of (i) any change in the market price or trading volume of Buyer’s securities or any effect resulting from any such change; (ii) any change in Law, GAAP or interpretations thereof that apply to Buyer or its Subsidiaries, including the proposal or adoption of any new Law or any change in the interpretation or enforcement of any existing Law; (iii) any change, occurrence, development, event, series of events or circumstances affecting the general economic or business conditions in the United States or any other country in which Buyer or its Subsidiaries operate, provide or sell products and services or otherwise does business; (iv) any change, occurrence, development, event, series of events or circumstances affecting the securities, foreign exchange or other markets of the United States or any other country in which Buyer or its Subsidiaries operate, provide or sell products or services or otherwise does business; (v) any change, occurrence, development, event, series of events or circumstances affecting companies operating in the industries or markets in which Buyer or its Subsidiaries operate, provide or sell products or services or otherwise does business; (vi) any change, occurrence, development, event, series of events or circumstances affecting national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States; or (vii) except with respect to the representations and warranties set forth in Sections 4.2 and 4.3 hereof, any change, occurrence, development, event, series of events or circumstances resulting from the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or due to the public announcement of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the loss of existing customers or employees, a reduction in business by, or revenue from, existing customers, disruption in suppliers, distributors, partners or similar relationships, and any litigation brought by stockholders of Buyer in connection with the Merger (except, with respect to the foregoing clauses (ii) – (vi), to the extent that such changes, occurrences, developments, events, series of events or circumstances have a materially disproportionate effect on Buyer and its Subsidiaries relative to other participants in the industries in which Buyer and its Subsidiaries operate). References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Buyer Material Adverse Effect.

“Certificate of Merger” has the meaning set forth in Section 2.3 hereof.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” has the meaning set forth in the Preamble hereof.

“Company Common Stock” means the Common Stock, $0.01 par value, of the Company.

“Company’s Disclosure Letter” means the written disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Plans” means (i) all “employee benefit plans” within the meaning of Section 3(2) of ERISA and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, unemployment, severance, vacation, insurance or hospitalization program and any other fringe or employee benefit plans, programs or arrangements, in each case, maintained or contributed to by the Company or the Significant Subsidiary with respect to which the Company or the Significant Subsidiary has or may have any liability relating to any current or former employee, director, consultant or agent, and (ii) all employment, executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee or former employee of the Company or the Significant Subsidiary, but excluding any such agreements with former employees under which the Company has no remaining obligations.

“Company ESPP” means the MarketWatch, Inc. 2004 Employee Stock Purchase Plan.

“Company IT Systems” means all computer servers, systems and networks, including all hardware, equipment and software owned by, licensed to or leased by the Company or the Significant Subsidiary (or for which the Company or any of its Subsidiaries otherwise has the right to use) that are material for the processing, storage, maintenance and operation of data, information and functions used in connection with the business of the Company and the Significant Subsidiary.

“Company Material Adverse Effect” means (x) any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) any change or effect that could reasonably be expected to prevent, materially delay or materially impede the ability of the Company to complete the Merger by the Final Date; provided, however, that a Company Material Adverse Effect shall not be deemed to result from or arise out of (i) any change in the market price or trading volume of the Company’s securities or any effect resulting from any such change; (ii) any change in Law, GAAP or interpretations thereof that apply to the Company or its Subsidiaries, including the proposal or adoption of any new Law or any change in the interpretation or enforcement of any existing Law; (iii) any change, occurrence, development, event, series of events or circumstances affecting the general economic or business conditions in the United States or any other country in which the Company or its Subsidiaries operate, provide or sell products and services or otherwise does business; (iv) any change, occurrence, development, event, series of events or circumstances affecting the securities, foreign exchange or other markets of the United States or any other country in which the Company or its Subsidiaries operate, provide or sell products or services or otherwise does business; (v) any change, occurrence, development, event, series of events or circumstances affecting companies operating in the industries or markets in which the Company or its Subsidiaries operate, provide or sell products or services or otherwise does business; (vi) any change, occurrence, development, event, series of events or circumstances affecting national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States; (vii) except with respect to the representations and warranties set forth in Sections 3.3, 3.4, 3.11(f) hereof, any change, occurrence, development, event, series of events or circumstances resulting from the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or due to the public announcement of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the loss of existing customers or employees, a reduction in business by, or revenue from, existing customers, disruption in suppliers, distributors, partners or similar relationships, and any litigation brought by stockholders of Company in connection with the Merger; or (viii) any expiration or any breach, termination or non-renewal of or by Thomson Financial Inc. with respect to that certain Thomson/MarketWatch Service Production Agreement, entered into as of March 31, 2004, by and between MarketWatch.com, Inc. and Thomson Financial Inc. (except, with respect to the foregoing clauses (ii) – (vi), to the extent that such changes, occurrences, developments, events, series of events or circumstances have a materially disproportionate effect on the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate). References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Company Material Adverse Effect.

“Company Permits” has the meaning set forth in Section 3.13(b) hereof.

“Company Preferred Stock” means the Preferred Stock, $0.01 par value, of the Company.

“Company SEC Reports” has the meaning set forth in Section 3.8 hereof.

“Company Stock Certificate” has the meaning set forth in Section 2.4(e)(i) hereof.

“Company Stock Options” means all options to purchase shares of Company Common Stock under any Company Stock Plan.

“Company Stock Plans” means the MarketWatch, Inc. 1998 Directors Stock Option Plan; MarketWatch, Inc. 1998 Equity Incentive Plan, MarketWatch, Inc. 2004 Equity Incentive Plan, Pinnacor Inc. 1999 Stock Option Plan, Pinnacor Inc. 2000 Equity Incentive Plan, and Big Charts Inc. 1995 Stock Plan, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.3 hereof.

“Continuing Employees” has the meaning set forth in Section 6.11 hereof.

“Contract” means any contract, agreement, undertaking, indenture, note, bond, loan, instrument, lease, mortgage, commitment or other binding agreement, whether written or oral.

“Current Offering” has the meaning set forth in Section 2.4(f) hereof.

“DGCL” means the Delaware General Corporation Law and all amendments and additions thereto.

“Dissenting Shares” has the meaning set forth in Section 2.4(g) hereof.

“Effective Time” has the meaning set forth in Section 2.3 hereof.

“Environmental Laws” means any federal, state, local or common law, statute, rule or regulation relating to the environment or occupational health and safety, including, without limitation, any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including, without limitation, all endangered and threatened species; (vi) health and safety of employees and other persons; and (vii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Environmental Law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fee” has the meaning set forth in Section 8.3(b) hereof.

“Final Date” has the meaning set forth in Section 8.1(b) hereof.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the specified period, together with the normal recurring year-end adjustments.

“Governmental Authority” means any territorial, federal, state or local, whether domestic, foreign or supranational governmental or quasi-governmental authority, instrumentality, court, commission, tribunal or organization; any regulatory, administrative or other agency; any self-regulatory organization; or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or words of similar import under any applicable Environmental Law, including, without limitation, asbestos and asbestos-containing materials and petroleum and any derivative or by-products thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company listed in Schedule 1.1(a), in each case without such individual being obligated to conduct any special inquiry or investigation into the affairs or records of the Company. The directors and executive officers of the Company listed in Schedule 1.1(a) shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other person other than as expressly set forth in the foregoing sentence.

“Law” means any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree.

“Lease Agreements” has the meaning set forth in Section 3.14(a) hereof.

“Lien” means any security interests, liens, claims, pledges, charges and encumbrances (other than liens for Taxes not yet due and payable).

“Material Contracts” means (i) contracts (including all amendments thereto) that are required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Reports as of the date hereof, (ii) contracts (including all amendments thereto) that, in each case, as of the date hereof, will be required to be filed by the Company with the SEC pursuant to the requirements of the Exchange Act as “material contracts” and have not been filed, (iii) contracts with advertisers, licensees or other customers under which the Company or any of its Subsidiaries has received pursuant to such contract in excess of $200,000 from the period of January 1, 2004 to October 31, 2004, (iv) contracts with vendors or suppliers of technology or other products or services to the Company that has involved expenditures by the Company or any of its Subsidiaries in excess of $200,000 from the period of January 1, 2004 to October 31, 2004, (v) contracts with providers of data and content under which the Company or any of its Subsidiaries has expended pursuant to such contract in excess of $200,000 from the period of January 1, 2004 to October 31, 2004, (vi) each loan agreement, indenture, mortgage, pledge, security agreement, guaranty, or standby letters of credit in an amount exceeding $100,000 individually or $200,000 in the aggregate, other than deposits in the ordinary course of business or any item constituting a portion of the restricted cash line as reflected on the unaudited condensed consolidated balance sheet of the Company as of September 30, 2004, and (vii) partnerships, joint ventures, or technology sharing agreements or agreements containing any material restriction on the Company or its Affiliates with respect to the conduct of their respective businesses in any geographic area or otherwise competing with or engaging in any business, and (viii) any contracts delivered to Buyer following the date of this Agreement pursuant to Section 5.1 of this Agreement.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.4(e)(i) hereof.

“Merger Sub” has the meaning set forth in the Preamble hereof.

“New Employment Agreement” has the meaning set forth in Section 5.2 hereof.

“Option Exchange Ratio” has the meaning set forth in Section 2.4(f) hereof.

“Paying Agent” has the meaning set forth in Section 2.5(a) hereof.

“Payment Fund” has the meaning set forth in Section 2.5(a) hereof.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pinnacor 2000 Equity Plan” means the Pinnacor Inc. 2000 Equity Incentive Plan.

“Pinnacor 2000 Option” has the meaning set forth in Section 2.4(f).

“Proprietary Asset” means any of the following under Applicable Law: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, symbols, domain name registrations, corporate names, or trade names (whether registered or unregistered), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all registrations, applications and renewals therefor; (c) all copyrights and copyrightable works (whether registered or unregistered) (including but not limited to websites and the contents therein, editorial and other content, translations or other derivative works) and all registrations, applications and renewals therefor; (d) mask works and all registrations, applications and renewals therefor; (e) all know-how and trade secrets and confidential business information (including but not limited to ideas, research and development, formulas, compositions, processes, techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including but not limited to data, databases and related documentation), charting, look and feel, coding, symbols, designs and internet-related assets; and (g) all other intellectual property or proprietary rights, including, without limitation, moral rights, rights of privacy and publicity, the right to use the names and likenesses of any Person, in each case whether owned, leased or licensed. Any material Proprietary Asset used and necessary for the operation of the business of the Company or the Significant Subsidiary as currently conducted shall be referred to herein as a “Business Proprietary Asset.”

“Proxy Statement” means the proxy statement to be used by the Company to obtain the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

“Restricted Stock Award” has the meaning set forth in Section 2.4(f) hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means a Subsidiary that meets the conditions of a “Significant Subsidiary” pursuant to Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

“Stockholder Meeting” has the meaning set forth in Section 6.1 hereof.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries.

“Superior Offer” with respect to a Superior Proposal, means a bona fide written offer, which if accepted would constitute a legally binding agreement made by Buyer relating to amending or otherwise modifying this Agreement on terms that the board of directors of the Company determines in good faith and after consultation with its legal counsel or financial advisor would be, or is reasonably likely to be, more favorable to the Company’s stockholders than the transaction contemplated by such Superior Proposal.

“Superior Proposal” means a bona fide written proposal made by a Third Party relating to an Alternative Transaction on terms that the board of directors of the Company determines in good faith and after consultation with its financial adviser would be, or is reasonably likely to be, more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, as amended by a Superior Offer accepted by the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1 hereof.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employment taxes (including any employee withholding taxes), unemployment insurance, severance taxes, windfall profits taxes, value added taxes, alternative or add-on minimum taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, premium taxes, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Returns” means returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

“Third Party” means any Person other than a party to this Agreement or an Affiliate of such a party, it being agreed that Pearson LLC and Viacom Inc. and their respective Affiliates shall be deemed to be Third Parties for purposes of this Agreement.

“Tranche of Company Stock Options” means all Company Stock Options with the same grant date, expiration date, exercise price and vesting schedule.

“UBS” has the meaning set forth in Section 3.7 hereof.

Section 1.2 Other Terms.    Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

Section 1.3 Other Definitional Provisions.

(a) The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE II

THE MERGER

Section 2.1 The Merger.    Subject to and in accordance with the terms and conditions of this Agreement, Merger Sub will merge with and into the Company (the “Merger”) at the Effective Time. The Company shall be the corporation surviving the Merger (the “Surviving Corporation”).

Section 2.2 The Closing.    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, in San Francisco, California, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

Section 2.3 Effective Time.    On the Closing Date the parties hereto shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger in the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware, and Buyer will deliver the Payment Fund to the Paying Agent in the manner provided in Section 2.5. The Merger shall be effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or on such later date as may be specified therein (the time of such effectiveness being, the “Effective Time”)

Section 2.4 Effect of Merger.

(a) General.    The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement. The Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company and Merger Sub.

(b) Certificate of Incorporation.    The Certificate of Incorporation of the Company shall be amended as of the Effective Time to read in its entirety as set forth in the Certificate of Merger. As so amended, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until amended as provided by law and such Certificate of Incorporation and the Bylaws of the Surviving Corporation.

(c) Bylaws.    The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law and such Bylaws and the Certificate of Incorporation of the Surviving Corporation.

(d) Directors and Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub at and after the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

(e) Conversion of Company Shares.    At and as of the Effective Time,

(i) each outstanding share of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock held by Buyer, the Company or Merger Sub) shall be converted into the right to receive an amount (the “Merger Consideration”) equal to $18.00 in cash (without interest), upon surrender of the certificate representing such outstanding share of Company Common Stock (the “Company Stock Certificate”) in the manner set forth in Section 2.5, and as of the Effective Time, each outstanding share of Company Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Company Stock Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (or, if applicable, to have such share of Company Common Stock be treated as a Dissenting Share as described in Section 2.4(g)); provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Company Common Stock prior to the Effective Time;

(ii) each Dissenting Share shall be treated as described in Section 2.4(g); and

(iii) each share of Company Common Stock held by Buyer, the Company or Merger Sub shall be cancelled.

(f) Options; Restricted Stock Awards; Stock Purchase Plan.

(i) Buyer, Merger Sub and the Company shall take all actions necessary to provide that, immediately prior to the Effective Time, each Company Stock Option then outstanding shall become vested and exercisable with respect to one hundred percent (100%) of the shares of Company Common Stock subject to each such Company Stock Option. Buyer, Merger Sub and the Company shall take all actions necessary to provide that, each Company Stock Option that is outstanding immediately prior to the Effective Time (except Company Stock Options subject to the Pinnacor 2000 Equity Plan that are cancelled for a cash payment in accordance with Section 2.4(f)(ii), below, and except Director Stock Options that are cancelled for a cash payment in accordance with Section 2.4(f)(iv), below) shall be assumed by Buyer as of the Effective Time. As of the Effective Time, each such Company Stock Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each Company Stock Option so assumed by Buyer shall be fully vested and be subject to, and exercisable upon, the same terms and conditions as under the applicable Company Stock Plans and the applicable option and other related agreements issued thereunder, except that each assumed Company Stock Option shall be exercisable (x) for shares of Buyer Common Stock, with the number of shares of Buyer Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by a fraction (the “Option Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Buyer Common Stock on the New York Stock Exchange over the five trading days immediately preceding (but not including) the date on which the Effective Time occurs, (y) at an exercise price per share of Buyer Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the Option Exchange Ratio. Following the assumption of the Company Stock Options, all references to the Company in the Company Stock Options and the Company Stock Plans shall be deemed to refer to the Buyer.

(ii) Each Company Stock Option subject to the Pinnacor 2000 Equity Plan and outstanding as of the Effective Time (a “Pinnacor 2000 Option”), may, if the holder so consents, to the extent of each such Pinnacor 2000 Option, be assumed in accordance with Section 2.4(f)(i), above. Each Pinnacor 2000 Option to the extent not assumed pursuant to preceding sentence shall be cancelled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Merger Consideration over the exercise price for each share of Company Common Stock under such Pinnacor 2000 Option subject to withholding for applicable income, employment and other taxes. All payments under this Section 2.4(f)(ii) shall be made as promptly as practicable after the Effective Time.

(iii) The conversion of Company Stock Options provided for in Section 2.4(f)(i), with respect to any options that are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(iv) With respect to each Company Stock Option that is held by a director of the Company who is not an employee of the Company (other than any director that continues as a director, officer, employee or consultant of the Buyer or any Subsidiary of the Buyer after the Effective Time) as of the Effective Time (a “Director Stock Option”), Buyer, Merger Sub and the Company shall take all actions necessary to provide that, immediately prior to the Effective Time, each such Director Stock Option then outstanding shall become vested and exercisable with respect to one hundred percent (100%) of the shares of Company Common Stock subject to each such Director Stock Option and shall be cancelled in consideration of payment to the holder thereof of an amount equal to the excess of the Merger Consideration over the exercise price for each share of Company Common Stock under such Director Stock Option subject to withholding for applicable income, employment and other taxes. All payments under this Section 2.4(f)(iv) shall be made as promptly as practicable after the Effective Time.

(v) As soon as practicable after the Effective Time, Buyer shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Company Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4(f) after giving effect to the Merger). Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of such assumed Company Stock Options pursuant to the terms set forth in this Section 2.4(f).

(vi) Each share of Company Common Stock subject to a restricted stock award (a “Restricted Stock Award”) outstanding as of the Effective Time shall be converted pursuant to the Merger into the right to receive Merger Consideration in the same manner as other shares of Company Common Stock issued and outstanding as of the Effective Time. Immediately after the Effective Time, each Restricted Stock Award (which will then represent the right to receive Merger Consideration) shall accelerate and become fully vested.

(vii) The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to (i) shorten the offering period under the Company ESPP which includes the date on which the Effective Time occurs (the “Current Offering”), if applicable, such that the Current Offering shall terminate immediately prior to the Effective Time, (ii) prohibit any new participants from entering the Company ESPP and prohibit any current participant from increasing his or her payroll deductions or subscription amount after the date hereof, and (iii) ensure that no offering periods under the Company ESPP commence after the date hereof. Any purchase rights existing immediately prior to the Effective Time under the Company ESPP to acquire a share of Company Common Stock (“ESPP Purchase Rights”) shall be cancelled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Merger Consideration over the purchase price payable by the holder to acquire such share pursuant to the terms of the Company ESPP subject to withholding for applicable income and employment taxes. At the Effective Time the Company shall terminate the Company ESPP.

(g) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to this Section 2.4, but the holder thereof shall only be entitled to such rights as are granted by Section 262 of the DGCL.

(ii) Notwithstanding the provisions of subsection (i) above, if any holder of shares of Company Common Stock who demands purchase of such shares under Section 262 of the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in this Section 2.4, without interest thereon, upon surrender to the Company of the Company Stock Certificate.

(iii) The Company shall give Buyer (A) prompt notice of its receipt of any written demands for appraisal rights and any withdrawals of such demands, and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Buyer or as may be required under Applicable Law, voluntarily make any payment with respect to any demands for purchase of Company Common Stock pursuant to appraisal rights or offer to settle or settle any such demands.

(h) Conversion of Capital Stock of Merger Sub.    At and as of the Effective Time, each share of common stock, $0.01 par value per share, of Merger Sub shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

Section 2.5 Procedure for Payment.

(a) Deposit of Funds.    At or prior to the Effective Time, Buyer shall or shall cause the Surviving Corporation to furnish to a bank or trust company mutually acceptable to Buyer and the Company (the “Paying Agent”) a corpus (the “Payment Fund”) consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all of the outstanding Company Common Stock (other than any Dissenting Shares and shares of Company Common Stock held by Buyer, the Company or Merger Sub). Buyer shall, from time to time, deposit any additional funds necessary to pay the aggregate Merger Consideration.

(b) Procedures.    Promptly after the Effective Time, Buyer shall cause the Paying Agent to mail a letter of transmittal in customary form and containing such customary provisions as Buyer and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent, provisions regarding those Company Stock Certificates held in book-entry form) to each record holder of Company Common Stock outstanding at the Effective Time for the holder to use in surrendering the Company Stock Certificate against payment of the Merger Consideration. No interest will accrue or be paid to the holder of any outstanding shares of Company Common Stock. Buyer shall cause the Paying Agent to make full payment of the Merger Consideration to each holder of Company Common Stock (other than any Dissenting Shares and shares of Company Common Stock held by Buyer, the Company or Merger Sub) promptly after such stockholder surrenders such stockholder’s Company Stock Certificates to the Paying Agent or an affidavit to the effect that their Company Stock Certificates shall have been lost, stolen or destroyed in accordance with Section 2.7 to the Paying Agent. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Company Stock Certificate surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment establish to the satisfaction of the Paying Agent that the prior transfer was valid and such person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Company Stock Certificate or establish to the satisfaction of Buyer or the Paying Agent that such tax has been paid or is not applicable.

(c) Investment of Payment Fund.    Buyer may cause the Paying Agent to invest the cash included in the Payment Fund as directed by Buyer; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of payments of the Merger Consideration and that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and Buyer shall cause the Surviving Corporation to replace promptly any portion of the Payment Fund that the Paying Agent loses through investments.

(d) Termination of Payment Fund.    Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the

Effective Time, and thereafter all former stockholders of the Company shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their Company Stock Certificates.

(e) Paying Agent Expenses.    Buyer shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

Section 2.6 No Further Transfers of Company Common Stock.    Following the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

Section 2.7 Lost, Stolen or Destroyed Certificates.    In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Buyer shall pay the Merger Consideration in exchange for such lost, stolen or destroyed Company Stock Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, that Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Company Stock Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.

Section 2.8 Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either the Company or Merger Sub, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer, except as set forth in the Company SEC Reports (excluding any forward-looking statements disclosed in such Company SEC Reports) or the Company’s Disclosure Letter, as follows:

Section 3.1 Due Organization.    Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of organization except in the case of the Subsidiaries where the failure to be so organized and existing or in such good standing, individually or in the aggregate, has not had and is not reasonably likely to have, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, except where the failure to have such corporate power, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. True and complete copies of the Certificate of Incorporation and Bylaws of the Company in effect on the date hereof have been provided or made available to Buyer prior to the date hereof. Each of the Company and the Significant Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company and the Significant Subsidiary have all business licenses, permits and approvals necessary to conduct their business as presently conducted, except where the failure to have such licenses, permits or approvals, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company’s only Significant Subsidiary is Hulbert

Financial Digest, Inc., a Virginia corporation. The other direct or indirect Subsidiaries of the Company do not have any material assets and do not have any material liabilities which constitute a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock.

(b) As of November 11, 2004, (w) 26,120,722 shares of Company Common Stock were issued and outstanding, (x) no shares of Company Preferred Stock were issued or outstanding, (y) Company Stock Options to acquire 4,841,258 shares of Company Common Stock (at a weighted exercise price of $9.02) were outstanding, and (z) 453,227 shares of Company Common Stock were reserved and available for issuance under the Company ESPP. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable.

(c) Section 3.2(c) of the Company’s Disclosure Letter lists each Tranche of Company Stock Options outstanding as of November 11, 2004, setting forth, with respect to each such Tranche of Company Stock Options, the grant date, the expiration date, the exercise price applicable thereto, the number of shares of Company Common Stock subject thereto and the Company Stock Plan under which such Tranche of Company Stock Options was granted and the vesting schedule thereof.

(d) The number of shares of Company Common Stock that will be issued under the Company ESPP between the date of this Agreement and the Effective Time plus the number of shares of Company Common Stock that participants in the Company ESPP will be entitled to purchase pursuant to the ESPP Purchase Rights existing immediately prior to the Effective Time will not exceed 61,911 in the aggregate. No shares of Company Common Stock will be issued under the Company ESPP between the date of this Agreement and the Effective Time at a purchase price less than $6.81 per share. The purchase price per share of Company Common Stock pursuant to the ESPP Purchase Rights existing immediately prior to the Effective Time will be no less than $6.81.

(e) Since November 11, 2004, through the date hereof, the Company has not issued any shares of its capital stock (except upon the exercise of the Company Stock Options) or granted any Company Stock Options.

(f) Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company, in each case, free and clear of all material Liens, except where the failure to be duly authorized, validly issued, fully paid and nonassessable or free and clear material Liens, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

(g) Except as set forth in Sections 3.2(a) and (b) above, there are no outstanding options, warrants or other outstanding rights of any kind which obligate the Company or any of its Subsidiaries to deliver any shares of capital stock or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible, exchangeable or exercisable for or into any shares of capital stock or voting securities of the Company or any of its Subsidiaries. Other than the Company Employee Plans, neither the Company nor any of its Subsidiaries has outstanding any stock appreciation, phantom stock plans or other similar arrangements. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures or notes the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Company on any matter. There are no obligations, contingent or otherwise, of the Company or of any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the shares of any of its Subsidiaries.

Section 3.3 Due Authorization of Transaction; Binding Obligation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, except that the Company’s ability to consummate the Merger is subject to obtaining the approval and adoption of this Agreement and the Merger by the Company’s stockholders, and the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company (other than the approval and adoption of this Agreement and the Merger by the Company’s stockholders for the consummation of the Merger). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Buyer and Merger Sub, this Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) The board of directors of the Company has, by resolutions duly adopted at a meeting duly called and held, (x) approved this Agreement, the Merger, and the other transactions contemplated hereby and (y) subject to Section 5.3 of this Agreement, recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Stockholder Meeting.

(c) The only votes of the stockholders of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby are the affirmative votes of the holders of a majority of the outstanding shares of the Company Common Stock.

Section 3.4 Non-Contravention.    Assuming compliance with the HSR Act and any foreign or other antitrust or combination Laws, any applicable state securities or “blue sky” Laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not: (i) contravene the Certificate of Incorporation or Bylaws of the Company or the organizational documents of the Significant Subsidiary; (ii) conflict with or violate any Applicable Law; (iii) conflict with, result in a breach of or a default (or an event which with notice or lapse of time or both would become a default) under any Contract; (iv) give rise to any right of termination, cancellation or amendment under, or accelerate any Contract; (v) result in the creation of any Lien on any of the properties or assets of the Company or the Significant Subsidiary pursuant to any Contract; or (vi) conflict with any judgment, decree, order or ruling to which the Company or the Significant Subsidiary is a party or by which any of their respective assets or properties is bound, except in the case of clauses (ii) through (vi), for any such conflicts, violations, breaches, defaults or results that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

Section 3.5 Government Approvals, Consents and Filings.    Except pursuant to the HSR Act, any foreign or other antitrust or combination Laws, the Exchange Act and any applicable state securities or “blue sky” Laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by the Company from, or made or given by the Company to, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement by the Company, except for such approvals, authorizations, consents, orders, filings, registrations or notifications of which the failure to obtain, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

Section 3.6 Litigation.    Except as set forth in Section 3.6 of the Company’s Disclosure Letter, there are no civil, criminal or administrative actions, suits, claims, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or the Significant Subsidiary or, to the Knowledge of the Company, any of the executive officers of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

Neither the Company nor the Significant Subsidiary nor any of their respective properties is subject to any order, writ, judgment, injunction, decree or award, except for those that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. There are no formal SEC inquiries or investigations pending or, to the Knowledge of the Company with respect to SEC or other governmental inquiries or investigations, threatened, in each case regarding any accounting or disclosure practices of the Company or the Significant Subsidiary.

Section 3.7 Brokers’ Fees.    Except for fees payable to UBS Securities LLC (formerly UBS Warburg LLC) (“UBS”), the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or Merger Sub could become liable or obligated.

Section 3.8 Filings and Reports; Financial Information.

(a) The Company has filed or furnished, as applicable, all reports, forms, statements, certifications and other documents required to be filed or furnished with or to the SEC pursuant to the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder since December 31, 2002 (all such reports and amendments and supplements thereto, collectively, the “Company SEC Reports”). As of the date filed or furnished (or if subsequently amended, as of the date of such amendment), each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as applicable. None of the Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Reports fairly presented the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other related financial statements (including the related notes) included therein fairly presented the consolidated results of operations and the changes in cash flows of the Company and its Subsidiaries for the respective periods set forth therein and such financial statements were prepared in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to (i) normal year end adjustments, and (ii) the permitted exclusion of all footnotes that would otherwise be required by GAAP.

(b) The Company has (x) designed and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of those disclosures made by management to the Company’s auditors and audit committee has been made available to Buyer.

Section 3.9 Absence of Certain Changes or Events.    Since September 30, 2004, the Company has not:

(a) Other than with respect to this Agreement, incurred any material liability or entered into any material transaction, except in the ordinary course of its business consistent with past practices; or

(b) suffered any change in its business, assets, financial condition or results of operation except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

Section 3.10 Taxes.    (a) The Company and each of its Subsidiaries has duly and timely filed with the appropriate Tax authorities or other Governmental Authorities all federal and state income or franchise Tax Returns and any other material Tax Returns that it was required to file. All such Tax Returns are complete and accurate in all material respects. The unpaid Taxes of the Company and its Subsidiaries did not, as of the dates of the financial statements contained in the most recent Company SEC Reports, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes) reflected on such financial statements. Since the date of the financial statements in the most recent Company SEC Reports, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) Each of the Company and its Subsidiaries has, within the time and in the manner prescribed by applicable Law, withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) Neither the Company nor any of its Subsidiaries has any waivers or extensions of any applicable statute of limitations with respect to any material Tax Return.

(d) No claim is pending by a Taxing Authority of any jurisdiction in which the Company or its Subsidiaries do not file a Tax Return that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.

(e) There is no material claim, audit, action, suit, proceeding, or investigation now pending or, to the Knowledge of Company, threatened against or with respect to Company or its Subsidiaries in respect of any Tax or assessment.

(f) As of December 31, 2003, the aggregate net operating losses of the Company and its Subsidiaries for U.S. federal income tax purposes were not less than $164 million.

(g) Neither the Company nor any of its Subsidiaries has been, at any time during the period specified in Section 897(c)(1)(A) of the Code, a United States real property holding corporation within the meaning of Section 897(c) of the Code.

(h) The Company has delivered to Buyer complete and correct copies of all federal and all other material Tax Returns for tax years 2001-2003.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of any consolidated group of corporations other than a group the common parent of which is the Company or one of its Subsidiaries, or (ii) has any liability for the Taxes of a Person (other than the Company and its Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j) None of the Company or any of its Subsidiaries has engaged in (i) any transaction for which IRS Form 8275 was filed or (ii) any reportable transactions (within the meaning of Treas. Reg. § 1.6011-4(b)).

Section 3.11 Employee Matters.

(a) Section 3.11(a) of the Company’s Disclosure Letter contains a true and complete list of each material Company Employee Plan as of the date hereof. Except as disclosed in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor the Significant Subsidiary has any commitment to create any additional employee benefit plan or modify or change any existing Company Employee Plan that would materially increase the cost to the Company or such Significant Subsidiary of any Company Employee Plan.

(b) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than coverage mandated by applicable law; benefits, the full cost of which is borne by the retiree; or such promises and provisions that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

(c) The Company has complied with ERISA, the Code and all laws and regulations applicable to the Company Employee Plans and each Company Employee Plan has been maintained and administered in compliance with its terms, except for such non-compliance that, individually or in the aggregate, have not had or are not reasonably likely to have, a Company Material Adverse Effect.

(d) Except as has not had, or is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no Company Employee Plan is subject to Title IV of ERISA or Section 412 of the Code; (ii) neither the Company nor the Significant Subsidiary has incurred any material liability under Title IV of ERISA that has not been satisfied in full; and (iii) to the Knowledge of the Company, no condition exists that presents a risk to the Company or any of its Subsidiaries of incurring any such material liability.

(e) With respect to each Company Employee Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, except for actions, suits or claims that, individually or in the aggregate, have not had, or are not reasonably likely to have, a Company Material Adverse Effect.

(f) Except as set forth in Section 3.11(f) of the Company’s Disclosure Letter, the execution and delivery of, the performance by the Company of its obligations under, and the consummation of the transactions contemplated by, this Agreement, will not result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or the Significant Subsidiary (except as may otherwise be required by Applicable Law).

(g) The Company is not obligated to make gross-up payments or otherwise indemnify any employee for excess parachute payments under Section 280G of the Code.

Section 3.12 Material Contracts.

(a) Set forth on Schedule 3.12 of the Company’s Disclosure Letter are the Material Contracts dated on or prior to the date hereof. The Company has made available to Buyer on or prior to the date hereof, true, correct and complete copies of each Material Contract dated on or prior to the date hereof.

(b) (i) The Company or its Subsidiaries have not breached, are not in default under, and have not received written notice of any breach of or default under, any Material Contract, (ii) to the Knowledge of the Company, as of the date hereof, no other party to any of the Material Contracts has breached or is in default of any of its obligations thereunder, and (iii) each of the Material Contracts (other than with respect to this representation being made on the date hereof, those Material Contracts disclosed pursuant to Section 5.1) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract.

Section 3.13 Regulatory Compliance.

(d) The Company and the Significant Subsidiary are in compliance with each Law that is applicable to it or to the conduct of its business as presently conducted or the ownership or use of any of its assets, except for instances of non-compliance that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

(e) The Company and the Significant Subsidiary hold all permits, licenses, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are material to the operation of the Company’s business as presently conducted (collectively, the “Company Permits”). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

The subject matter of Sections 3.5, 3.8, 3.10, 3.11, 3.15, 3.16, 3.17, and 3.19 are excluded from the provisions of this Section 3.13 and the representations and warranties of the Company and the Subsidiaries with respect to those subject matters are exclusively set forth in those referenced sections.

Section 3.14 Title to Properties; Etc.

(a) Neither the Company nor the Significant Subsidiary currently owns any real property. Section 3.14(a) of the Company’s Disclosure Letter lists all leases entered into by the Company or the Significant Subsidiary for any real property to which the Company or its Subsidiaries is a party as a lessee as of the date hereof (the “Lease Agreements”), setting forth in the case of any such lease, the location of such real property.

(b) The Company and the Significant Subsidiary has not received written notice of default from a landlord under any Lease Agreement, except for such defaults that have been cured or that, individually or in the aggregate, have not had, or would not be reasonably likely to have, a Company Material Adverse Effect.

(c) Each Lease Agreement is in full force and effect and constitutes a valid and binding obligation of the Company and the Significant Subsidiary, except for any such failures that, individually or in the aggregate, have not had, and would not reasonably likely have, a Company Material Adverse Effect. The Company or the Significant Subsidiary, as the case may be, which is the lessee under the Lease Agreements enjoys peaceful and undisturbed possession under all Lease Agreements, except as has not had, or is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) All material tangible assets owned or used by the Company and the Significant Subsidiary in the operation of their respective businesses are in good operating condition and are adequate for such businesses as currently conducted, except as has not had, or is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Intellectual Property; Company IT Systems.

(a) Section 3.15(a) of the Company’s Disclosure Letter sets forth, as of the date hereof: (i) a true and complete list of all patents, patent applications, trademark and service mark registrations and applications, copyright registrations and applications, and domain name registrations of the Company and the Significant Subsidiary that are used and necessary for the operation of business of the Company and the Significant Subsidiary (collectively, the “Registered Proprietary Assets”), and (ii) a description of all software, hardware and equipment included in the Company IT Systems that are material to the operation of the business of the Company and the Significant Subsidiary that are owned by a Third Party and the identification of the Third Party licensor (collectively, the “Licensed Proprietary Assets”).

(b) The Company owns or has the right to use (i) all Licensed Proprietary Assets necessary for the operation of the Company’s and the Significant Subsidiary’s business as presently conducted, (ii) all Registered Proprietary Assets necessary for the operation of the Company’s and the Significant Subsidiary’s business as presently conducted, and (iii) all material software, hardware and equipment included in the Company IT Systems that are owned by the Company and the Significant Subsidiary and that are necessary for the operation of their businesses as presently conducted (such assets in this subsection (iii), together with the Registered Proprietary Assets, the “Owned Proprietary Assets”), except, in each case, where the failure of the Company to own or have the right to use such item of Licensed Proprietary Assets or Owned Proprietary Assets have not had, and would not reasonably likely have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the operation of the business of the Company and its the Significant Subsidiary as currently conducted is not infringing, misappropriating, or violating any Proprietary Asset owned or used by any other Person, except for such infringements that, individually or in the aggregate, have not had, or be reasonably likely to have, a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any written notice of any actual or alleged infringement of, any Proprietary Asset owned or used by any other Person except for notices with respect to such infringement that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person is infringing, misappropriating or violating any Business Proprietary Asset owned or used by the Company, except for matters that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(d) There are no proceedings, consents, settlements, rulings, judgments, decrees or orders pending or to the Knowledge of the Company threatened against or affecting any Owned Business Proprietary Asset or, to the Knowledge of the Company, any Licensed Business Proprietary Asset described in Section 3.15(a), except as have not had, or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company has taken commercially reasonable steps to maintain and preserve the Business Proprietary Assets and has obtained valid and effective assignments from its employees and independent contractors that have created or developed Business Proprietary Assets (collectively, the “Inventors”) of such Inventors’ rights in any Business Proprietary Assets, except for any lack of any such effective assignment that have not had, or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company and the Significant Subsidiary have taken commercially reasonable steps in accordance with industry standards (i) to secure the Company IT Systems from unauthorized access or use by any Person, and (ii) to enable the continued and uninterrupted operation of the Company IT Systems, including employing adequate security, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures. The Company IT Systems (X), to the Knowledge of the Company, are free of all known viruses, worms and trojan horses and do not contain any bugs, errors, or problems that, in each case, would reasonably be expected to materially disrupt, or result in a materially adverse impact on, the operation of the business of the Company and the Significant Subsidiary, taken together, and (Y) have not, to the Knowledge of the Company, been subject to a material security or firewall breach, penetration or intrusion by an unauthorized Person.

(g) The Company and the Significant Subsidiary, to the extent applicable, have posted a privacy policy governing the Company’s and the Significant Subsidiary’s use of data and disclaimers of liability, to the extent permitted by Applicable Law, on its Internet web sites, and the Company and the Significant Subsidiary have complied with such privacy policy except for such noncompliance that has not had, or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Environmental Matters.

(a) To the Knowledge of the Company, the operations of the Company have been and are in compliance with all applicable Environmental Laws, other than such non-compliance that, individually or in the aggregate, has not had, or is not reasonably likely to have, a Company Material Adverse Effect.

(b) There are no claims, notices of potential liability, writs, injunctions, decrees, orders or judgments outstanding, relating to compliance by the Company with, or liability of the Company under, any applicable Environmental Laws, except for such claims, notices, writs, injunctions, decrees, orders or judgments that, individually or in the aggregate, have not had, or are not reasonably likely to have, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the Company has not (i) received any written notice from any person or entity alleging that the Company has disposed of any Hazardous Substance on any properties currently leased by or operated by the Company; (ii) disposed of any Hazardous Substance on any third-party sites resulting in liability under any Environmental Law; or (iii) incurred any liability for the generation, treatment, storage or disposal of any Hazardous Substances.

Section 3.17 Labor Matters.    The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. As of the date hereof, the Company is not the subject of any material proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down, organizing activity or lockout involving the Company, except for any such (i) proceeding, the outcome of which, or (ii) any labor strike, dispute, walkout, work stoppage, slow-down, organizing activity or lockout, individually or in the aggregate, that has not had, or is not reasonably likely to have, a Company Material Adverse Effect.

Section 3.18 Opinion of Financial Advisor.    The Company has received the written opinion (or oral opinion to be confirmed in writing) of UBS to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.19 State Takeover Statutes.    The Company’s board of directors has taken all action necessary to render inapplicable, as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, Section 203 of the DGCL.

Section 3.20 No Undisclosed Liabilities.

Neither the Company nor the Significant Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except (i) as and to the extent set forth on the audited consolidated balance sheet of the Company as of December 31, 2003 (including the notes thereto), or the unaudited condensed consolidated balance sheet of the Company as of September 30, 2004 (including the notes thereto), (ii) as incurred pursuant to the transactions contemplated by this Agreement, (iii) as incurred after December 31, 2003 in the ordinary course of business, (iv) as have not had, and are not reasonably likely to have, a Company Material Adverse Effect or (v) as have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business.

Section 3.21 Insurance.    Section 3.21(a) of the Company’s Disclosure Letter lists all material insurance policies maintained by or on behalf of the Company or the Significant Subsidiary (the “Company Insurance Policies”). Each of the Company Insurance Policies is in full force and effect.

(b) There is no pending claim under or based upon any of the Company Insurance Policies and, to the Knowledge of the Company, no event has occurred, and no condition or circumstances exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim, except for any such claim, event, condition or circumstances that, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

(c) Neither the Company nor the Significant Subsidiary has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) regarding any actual or possible cancellation or invalidation of any of the Company Insurance Policies.

Section 3.22 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article III and the Company’s Disclosure Letter, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company, and the Company hereby disclaims any such other representation or warranty.

(b) In particular, without limiting the foregoing disclaimer, except as stated in this Article III and the Company’s Disclosure Letter, no Person makes or has made any representation or warranty to Buyer with respect to (i) any financial projection or forecast relating to the Company or its business or (ii) any oral or written information presented to Buyer during any management presentation including any question and answer session thereto or any oral or written information provided to Buyer in the course of its due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. With respect to any projection or forecast delivered by or on behalf of the Company to Buyer or Merger Sub, each of Buyer and Merger Sub acknowledges that (i) there are uncertainties inherent in attempting to make such projection and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against any Person with respect thereto other than a claim for fraud, bad faith or intentional misrepresentation.

(c) Except for the representations and warranties contained in this Article III and the Company’s Disclosure Letter, the purchase and sale of the Company Common Stock is being made on an “as is, where is” basis and without recourse to the Company, any Representative of the Company or any stockholder of the Company with respect to any express or implied representation or warranty.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, jointly and severally, hereby represent and warrant to the Company:

Section 4.1 Due Incorporation.    Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted and to own all of its properties and assets. True and complete copies of the Certificate of Incorporation and Bylaws of Buyer and Merger Sub with all amendments and restatements thereto through the date hereof have been provided to the Company prior to the date hereof. Buyer owns all of the outstanding equity interests of Merger Sub. Merger Sub was incorporated solely for the purposes of this Agreement and has not carried on any other business.

Section 4.2 Due Authorization of Transaction; Binding Obligation.    Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, is the valid and binding obligation of Buyer and Merger Sub enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. No further approval by the board of directors, stockholders or other security holders of Buyer or Merger Sub is required for the execution, delivery and performance of this Agreement by Buyer or Merger Sub, including without limitation the consummation of the Merger.

Section 4.3 Non-Contravention.    Assuming compliance with the HSR Act, any foreign or other antitrust or combination Laws, and any applicable state securities or “blue sky” Laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation of the transactions contemplated hereby do not and will not (i) contravene the Certificate of Incorporation or Bylaws of Buyer and Merger Sub, (ii) conflict with or violate any Applicable Law, (iii) conflict with, result in a breach of or a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or amendment of any material contract of Buyer or Merger Sub, (iv) result in the creation of any material Lien on any of the material properties or assets of Buyer or Merger Sub pursuant to any material contract, or (v) conflict with any judgment, decree, order or ruling to which Buyer or Merger Sub is a party by which any of their material assets and properties are bound, except in the case of clauses (i) through (v), for any such conflicts, contraventions, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have or be reasonably likely to have a Buyer Material Adverse Effect.

Section 4.4 Government Approvals, Consents, and Filings.    Except for such filings as required by the HSR Act, any foreign or other antitrust or combination Laws, the Exchange Act and any applicable state securities or “blue sky” Laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by Buyer or any of its Subsidiaries or Merger Sub from, or made or given by Buyer or any of its Subsidiaries or Merger Sub to, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by Buyer or Merger Sub, except for such approvals, authorizations, orders, filings, registrations or notifications of which the failure to obtain, individually or in the aggregate, is not reasonably likely to have, a Buyer Material Adverse Effect.

Section 4.5 Litigation.    As of the date hereof, Buyer and Merger Sub are not engaged in, or a party to, or threatened with, any civil, criminal or administrative, actions, suits, claims, proceedings or investigations before any Governmental Authority, that seeks to restrain, materially modify or invalidate the Merger and the other transactions contemplated by this Agreement.

Section 4.6 Financing.    Buyer and Merger Sub will have, as and when required, the funds available as are necessary to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Performance.    Since September 30, 2004, there has not been with respect to Buyer any condition, event or occurrence that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Finder’s Fees; Brokers.    Buyer and Merger Sub have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

Section 4.9 Information Supplied.    The information to be supplied by Buyer and Merger Sub for inclusion in the Proxy Statement will not, on the date the Proxy Statement is filed with the SEC, on the date the Proxy Statement is mailed to stockholders of the Company, and on the date of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10 Other Agreements.    Except as set forth in Buyer’s Schedule 13D or 13G as currently on file with the SEC, an exhibit filed with any report of the Company filed pursuant to the Exchange Act or otherwise disclosed by Buyer to the Company in writing prior to the date of this Agreement, neither Buyer nor Merger Sub has (i) entered into any Contract with any officer or director of the Company in connection with the transactions contemplated by this Agreement, or (ii) any beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock.

Section 4.11 Opinion of Financial Advisor.    Buyer has received the opinion of J.P. Morgan Securities Inc. and Evercore to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to Buyer.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger.    Except as required or permitted under this Agreement or set forth in the Company’s Disclosure Letter, or with the consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Company agrees as to itself and to its Subsidiaries that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time

(1) the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practices,

(2) the Company and its Subsidiaries shall use commercially reasonable best efforts to preserve intact in all material respects their business organization, to keep available the services of their respective present executive officers and key employees, and to preserve in all material respects the goodwill of those having business relationships with the Company and its Subsidiaries, and

(3) neither the Company nor its Subsidiaries shall:

(a) amend or otherwise change its Certificate of Incorporation or Bylaws (or similar organizational documents of the Company’s Subsidiaries);

(b) split, combine or reclassify any shares of its outstanding capital stock, declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

(c) issue, sell, pledge, dispose of, encumber, deliver or authorize, agree or commit to issue, sell, pledge, dispose of or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or any other ownership interest (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) other than (A) Company Stock Options awarded in the ordinary course of business in amounts consistent with past practice and (B) shares of Company Common Stock issued to holders of Company Stock Options upon exercise or subject to Section 2.4(f)(vii) hereof, issued pursuant to the Company ESPP (provided that such issuance will not cause a breach of the representation contained in Section 3.2(d) of this Agreement);

(d) (i) dispose of, transfer, lease, license, mortgage, pledge or encumber any material fixed or other assets other than in the ordinary course of business consistent with past practice; (ii) incur or assume any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business consistent with past practice; (iii) modify, amend or terminate any material indebtedness of the Company or its Subsidiaries; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in a material amount other than in the ordinary course of business consistent with past practice; (v) make any material loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course of business; (vi) fail to maintain insurance consistent with past practices for its business; (vii) make any settlement of pending or threatened actions, suits or other similar claims (including penalties, fees, or taxes related thereto) for amounts in excess of $100,000 or cancel, modify or waive any material claims or material rights; (viii) acquire (by merger, consolidation or acquisition of stock or assets) any material company, corporation, partnership or other business organization or division thereof; (ix) make any changes with respect to accounting policies or material procedures (other than as required by changes in GAAP or to comply with Applicable Law) or (x) enter into any material lease for real property;

(e) repay any guarantors of the Company’s or its Subsidiaries’ material obligations or pledgors of collateral to secure the Company’s or its Subsidiaries’ material obligations (including collateral pledged to secure letters of credit relating to such obligations) if and to the extent such guarantors pay any amount under the guaranty, or such pledgors have such collateral foreclosed upon, in connection with any of the Company’s or its Subsidiaries’ material obligations, on behalf of the Company or its Subsidiaries;

(f) make capital expenditures or commitment for the purchase of fixed assets in excess of $500,000;

(g) other than in the ordinary course of business, terminate or make any material amendment or modification to any Material Contract or enter into an agreement or other arrangement that would reasonably be likely to fall within the definition of “Material Contract” if such new agreement or arrangement were in place during the time period set forth in such definition; or

(h) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

Notwithstanding anything to the contrary contained herein, the Company shall be permitted to take the following actions: (i) pay any judgment or settlement of pending legal actions, suits or other similar claims (including penalties, fees, or taxes related thereto); (ii) repay any guarantors of the obligations of the Company or any of its Subsidiaries or pledgors of collateral to secure the obligations of the Company or any of its Subsidiaries (including collateral pledged to secure letters of credit relating to such obligations) if and to the extent such guarantors pay any amount under the guaranty, or such pledgors have such collateral foreclosed upon, in connection with any of the obligations of the Company or its Subsidiaries, on behalf of the Company or any of its Subsidiaries, (iii) subject to Section 5.2 hereof, hire any new employees or terminate any existing employees in the ordinary course, and (iv) pay compensation and severance as permitted under Section 5.2, below.

The Company shall deliver to Buyer a copy of any new agreement or other arrangement entered into after the date hereof that would reasonably be likely to fall within the definition of “Material Contract” if such agreement or other arrangement were in place during the time period set forth in such definition.

Section 5.2 Compensation Plans.    During the period from the date of this Agreement and continuing until the Effective Time, the Company and its Subsidiaries, except as set forth in the Company’s Disclosure Letter, shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) and except as required by Applicable Law or pursuant to existing contractual arrangements or other policies, plans or commitments as otherwise disclosed in writing pursuant hereto:

(a) enter into, adopt or amend any Company Employee Plans to increase the benefits thereunder;

(b) grant, or become obligated to grant, any increase in the compensation or stock or fringe benefits of directors, officers or employees

(c) hire any new non-executive employees except in the ordinary course of business consistent with past practice;

(d) enter into any employment, severance or similar agreement or arrangement with any employee, except for severance arrangements that are entered into in exchange for a customary release by such employee in the ordinary course of business;

(e) renew or amend any contract, agreement, award commitment or arrangement (i) providing for the payment to any director, officer or employee of compensation or benefits, the terms of which are altered in favor of such individual, or (ii) providing for the acceleration of vesting of any amount subject thereto upon the occurrence of any of the transactions contemplated by this Agreement.

Section 5.3 No Solicitation.

(a) Except as otherwise specified in this Section 5.3, the Company shall not, and shall use commercially reasonable best efforts to ensure that its and its Subsidiaries’ Representatives shall not, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information) or take any other action to facilitate any inquiries or the making of any proposal relating to, or that could reasonably be expected to lead to, an Alternative Transaction, or enter into discussions (except as to the existence of this Section 5.3) or negotiate with any person or entity to obtain, or in connection with, an Alternative Transaction, or agree to, or recommend, any Alternative Transaction.

(b) The Company shall promptly (but in any event within 48 hours) notify Buyer of all material terms of any such proposals received by the Company or by any of its Representatives relating to any Alternative Transaction, and if such proposal is in writing, the Company shall promptly deliver or cause to be delivered to Buyer a copy of such proposal.

(c) The Company shall notify its and its Subsidiaries’ Representatives of the restrictions described in this Section 5.3.

(d) Nothing contained in this Agreement shall prohibit the board of directors of the Company, the Company, and each of its Representatives from:

(i) referring a Third Party to this Section 5.3 or making a copy of this Section 5.3 available to any Third Party;

(ii) prior to the adoption of this Agreement by the stockholders of the Company, furnishing information to, entering into a confidentiality agreement with, or entering into discussions or negotiations with, any Persons in connection with an unsolicited bona fide proposal by such Person relating to an Alternative Transaction if, (A) such proposal constitutes a Superior Proposal, or the board of directors of the Company, after consultation with the Company’s financial advisors, determines in good faith that such proposal could reasonably be expected to lead to a Superior Proposal, (B) the board of directors of the Company, after consultation with the Company’s legal counsel, believes in good faith that such action is necessary for the Company’s board of directors to comply with its fiduciary duties to Company stockholders, and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company (1) provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and (2) receives from such Person an executed confidentiality agreement containing terms and conditions substantially similar to the Confidentiality Agreement; or

(iii) prior to the adoption of this Agreement by the stockholders of the Company, entering into an agreement with respect to a Superior Proposal that did not result from a breach of this Section 5.3; provided, in the case of this clause (iii), that the Company shall have provided Buyer with written notice of such Superior Proposal and Buyer shall not have delivered to the Company a Superior Offer within four Business Days of such notice; provided, further, that in the case of this clause (iii), the Company shall not terminate this Agreement unless concurrently with such termination the Company pays to Buyer the Fee (as defined in Section 8.3(b) of this Agreement).

(e) Nothing contained in this Agreement shall (i) prohibit the Company’s board of directors, the Company and its Representatives from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or making such disclosures to the Company’s stockholders as, in the good faith determination of the Company’s board of directors, is required by Law, or (ii) prohibit or restrict the board of directors of the Company from amending, modifying or withdrawing its recommendation of this Agreement and the Merger, to the extent that the Company’s board of directors determines in good faith, after discussion with its legal counsel, that it is required to do so to comply with its fiduciary duties to the Company’s stockholders.

(f) The Company shall immediately cease any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Alternative Transaction. The Company also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each person, if any, that has executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Alternative Transaction to return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its Subsidiaries.

(g) Nothing contained in this Agreement shall prohibit the Company from filing with the SEC a current report on Form 8-K to report the execution of this Agreement and file a copy of this Agreement and any ancillary agreement as exhibits to such a report.

Section 5.4 Conduct of Business by Buyer and Merger Sub Pending the Merger.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer and Merger Sub shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall not, and shall cause its Subsidiaries not to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless that acquisition or agreement would not (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the other transactions contemplated by this Agreement or the expiration or termination of any waiting period under Applicable Law, or (b) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, or the other transactions contemplated by this Agreement or increase the risk of not being able to remove any such order on appeal or otherwise.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Stockholder Approvals.    The Company shall call a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining the approval and adoption of this Agreement and the Merger. The Stockholder Meeting shall be held as soon as practicable following the date upon which the Proxy Statement becomes effective, and the Company will, through its board of directors, but subject to the fiduciary obligations of its board of directors, (i) recommend to its stockholders the approval and adoption of this Agreement and the Merger, and (ii) not rescind its authorization or approval of this Agreement and the Merger.

Section 6.2 Proxy Statement.

(a) The Company shall prepare and file with the SEC as soon as practicable a preliminary Proxy Statement and shall use commercially reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.

(b) Buyer shall furnish the Company with all information concerning Buyer required for use in the Proxy Statement, and Buyer shall take such other action as the Company may reasonably request in connection with the preparation of the Proxy Statement, including any amendments or supplements thereto. Buyer shall vote or cause to be voted by proxy or otherwise all shares of Company Common Stock held or voting of which is controlled by, directly or indirectly, by Buyer or Merger Sub for the approval and adoption of this Agreement and the Merger.

(c) The Company hereby represents and warrants to Buyer and Merger Sub that the Proxy Statement (x) when filed with the SEC, (y) when mailed to the stockholders of the Company, and (z) at the date of the Stockholder Meeting shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Buyer or Merger Sub, or any of their respective Representatives, specifically for use in the Proxy Statement.

Section 6.3 Access to Information; Confidentiality.

(a) Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other Representatives of Buyer, reasonable access at normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. The Company shall (and shall cause its Subsidiaries to) furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request, and shall make available to Buyer the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as Buyer may reasonably request. Buyer shall keep such information confidential in accordance with the terms of the letter agreement, entered into on September 8, 2004 (the “Confidentiality Agreement”) between Buyer and the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to any information, property or personnel if (X) the Company believes in good faith that such access is subject to any confidentiality obligations or would be reasonably likely to jeopardize the Company’s attorney-client, work product or similar legal privilege; (Y) any Applicable Law requires the Company to restrict or prohibit access to any such information, properties or personnel; or (Z) such access would unreasonably disrupt the businesses and operations of the Company; provided that the Company will use commercially reasonable best efforts to make appropriate substitute access to information arrangements under circumstances where the foregoing restrictions apply.

(b) No investigation pursuant to receipt of information or access to property or personnel in accordance with Section 6.3(a) above shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Merger.

Section 6.4 Consents; Approvals.

(a) The Company and Buyer shall coordinate and cooperate with one another and shall each use their commercially reasonable best efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders needed to consummate and make effective the Merger and the other transactions contemplated by this Agreement; provided, that the Company shall not be required to make any payments to third parties other than Governmental Authorities. Without limiting the generality of the foregoing, each party shall use its commercially reasonable best efforts to file the premerger notification report, and all other documents to be filed in connection therewith, required by the HSR Act and the premerger notification rules promulgated thereunder with the United States Federal Trade Commission and the United States Department of Justice as soon as practicable following the date hereof, but in any event within five Business Days following the date hereof. Each party shall respond promptly to any request for additional information that may be issued by either Federal Trade Commission or Department of Justice and shall use commercially reasonable best efforts to assure that the waiting period required by the HSR Act has expired or been terminated prior to the date that is 30 days after such filing.

(b) Except where prohibited by Applicable Law, and subject to the Confidentiality Agreement, each party shall coordinate with one another in preparing and exchanging such information, and shall promptly provide the other (or its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby. Each of Buyer and the Company shall make all necessary filings with Governmental Authorities, including the SEC.

Section 6.5 Notification of Certain Matters.    The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate such that the conditions to closing set forth in Section 7.2(a) and 7.3(a), as the case may be, shall not be met, and (ii) any failure of the Company, Buyer or Merger Sub, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 7.2(b) and 7.3(b), as the case may be, shall not be met; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and further provided that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 7.2(b) or 7.3(b) unless the failure to give such notice results in material prejudice to the other party. No disclosure by any party pursuant to this Section 6.5, however, shall be deemed to amend or supplement the disclosures set forth on Company’s Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

Section 6.6 Further Assurances.    Upon the terms and subject to the conditions hereof, and in the case of the Company further subject to the fiduciary duties of the Company’s board of directors, each of the parties hereto shall use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

Section 6.7 Public Announcements.    Buyer and the Company shall consult with each other before issuing any press release, or making any public announcement or filing with a Governmental Authority, with respect to the Merger or this Agreement and shall not issue any such press release, or make any such public statement or filing without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release, or make such public statement or filing as may upon the advice of counsel be required by Law or a Governmental Authority if it has used commercially reasonable best efforts to consult with the other party.

Section 6.8 Conveyance Taxes.    Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any Taxes, or any transfer, recording, registration and other fees, that become payable in connection with the transactions contemplated hereby and that are required or permitted to be filed on or before the Effective Time.

Section 6.9 Director and Officer Liability.

(a) From and after the Effective Time, Buyer shall cause the Surviving Corporation to, indemnify and hold harmless (and make advances for expenses as incurred to) the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the extent provided under the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof.

(b) Buyer will and will cause the Surviving Corporation to perform any indemnification agreements between the Company and any of its directors, officers and employees in force as of immediately prior to the Effective Time.

(c) For a period of six years after the Effective Time, Buyer shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the date hereof or the Effective Time (or Buyer or the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time on terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carrier); provided, that Buyer or the Surviving Corporation shall first use its commercially reasonable best efforts to obtain a “tail” policy on substantially the same terms and conditions for claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted during the full six-year period referred to above, and only if it is unable after exerting commercially reasonable best efforts, to obtain such a “tail” policy, Buyer or the Surviving Corporation shall be required to obtain such coverage from such carriers in annual policies; provided, further that in no event shall Buyer or the Surviving Corporation be required to expend on an annual basis (other than in respect of any “tail” policies, provided that Buyer and the Surviving Corporation shall not be required to expend more than 250 percent of the annual premium currently paid by the Company for its current directors’ and officers’ liability insurance policies in order to obtain any “tail” policy) in excess of 175 percent of the annual premium currently paid by the Company for such coverage; and, provided, further, that if the annual premium for such coverage exceeds such annual amount, Buyer or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 175 percent of the current annual premium.

(d) The provisions of this Section 6.9 are intended for the benefit of, and may be enforced by, each Person entitled to indemnification under this Section 6.9 and shall be binding on Buyer and the Surviving Corporation and its successors and assigns.

(e) In the event Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, honor the obligations set forth in this Section 6.9.

Section 6.10 Action by Buyer and Company’s Boards.    Prior to the Effective Time, the boards of directors of Buyer and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) and any assumption of Company Stock Options as provided in Section 2.4(f) resulting from the Merger and the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Company (and in the case of the assumption of Company Stock Options, with respect to Buyer) to be an exempt transaction for purposes of Section 16 of the Exchange Act, such steps to be taken in accordance with the SEC’s no-action letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP.

Section 6.11 Employee Benefits.

(a) Immediately following the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, maintain all compensation and benefit plans and arrangements (including without limitation, base salary, commissions, vacation benefits, retirement benefits, and bonus opportunities, severance and similar arrangements for any person terminated) for employees of the Company who continue employment with Buyer, the Surviving Corporation or any Subsidiary thereof after the Effective Time (the “Continuing Employees”) that are no less favorable (excluding stock option, stock purchase or other equity-based compensation arrangements) than those provided by the Company to the Continuing Employees as of the Effective Time (the “Initial Benefits”). As soon as practicable following the Effective Time (but, in any event, within one year following the Effective Time), Buyer shall, or shall cause the Surviving Corporation to, provide to the Continuing Employees, in lieu of the Initial Benefits, compensation and benefit plans and arrangements (including, without limitation, base salary, commissions, vacation benefits, retirement benefits and bonus opportunities, severance or similar arrangements) that are substantially comparable to the compensation and benefit plans and arrangements provided to similarly situated employees of Buyer and its Subsidiaries (other than the Surviving Corporation) (the “Buyer Benefit Plans”). Notwithstanding anything to the contrary in this Section 6.11, any employee who becomes disabled while covered under the Company Employee Plans shall not become eligible to be covered under the Buyer Benefit Plans unless and until he or she ceases to be disabled and returns to active employment. For purposes of the Initial Benefits and Buyer Benefit Plans listed on Section 6.11 of the Buyer’s Disclosure Letter, Buyer shall give each Continuing Employee past service credit for service with the Company prior to the Effective Time as if it were service with Buyer. At, and after, the Effective Time, Buyer shall honor, or cause the Surviving Corporation to honor, in accordance with their terms and bear any cost associated with all employee benefit obligations to current and former employees of the Company accrued as of the Effective Time. To the extent benefits are not provided to Continuing Employees through the applicable Company Employee Plans but are provided through other employee benefit plans, Buyer agrees to, or cause the Surviving Corporation to, (A) secure the waiver of any preexisting condition limitations, waiting periods, or actively-at-work requirements imposed by such plans; and (B) cause such plans to honor any expenses incurred by the Continuing Employees and their beneficiaries under similar plans of Company during the portion of the calendar year prior to the Effective Time for the purposes of satisfying applicable deductible, co-payment, and maximum out-of-pocket expenses under such plans. Buyer agrees that Buyer or the Surviving Corporation shall be responsible for providing all legally-mandated continuation coverage for Continuing Employees and their covered dependents who experience a loss of coverage due to a “qualifying event” (within the meaning of Section 603 of ERISA and Section 4975B of the Code) that occurs at any time on or after the Effective Time.

(b) Buyer will, or will cause the Surviving Corporation to, honor the severance payments and benefits accrued or payable as of the Effective Time under the plans and agreements with respect to the employees of the Company, on the terms of such plans and agreements as in effect as of the Effective Time. Buyer acknowledges and agrees that the consummation of the Merger and the transactions contemplated by this Agreement will constitute a “change of control” of the Company for purposes of such plans and agreements, and agrees to honor the provisions under such plans and agreements relating to a change of control.

(c) Nothing in this Section 6.11 is intended to create any employment obligation other than as employees at will who may be terminated with or without cause.

Section 6.12 Form S-8.    Buyer agrees to file with the SEC as soon as practicable but no later than 20 days following the Effective Time a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Buyer Common Stock to be issued upon the exercise of Company Stock Options assumed by Buyer. Buyer agrees to cause shares of Buyer Common Stock to be issued upon exercise of Company Stock Options assumed by Buyer to be authorized for listing on the national securities exchange on which the Buyer Common Stock is listed.

Section 6.13 No Solicitation of Employees Prior to Close.    Except to the extent permitted by the proviso to Section 18 of the Confidentiality Agreement, without the prior written consent of the Company or Buyer, as the case may be, prior to the Effective Time, neither the Company nor Buyer, directly or indirectly, shall solicit for employment, discuss potential employment opportunities with such party with, or hire any employee of the other party, provided, that neither the Confidentiality Agreement nor the foregoing restriction shall prevent (i) Buyer from discussing with the executive officers of the Company the employment of any employee by Buyer or the Surviving Corporation in connection with consummation of the Merger, (ii) Buyer from employing any Company employee upon the consummation of this Merger, or (iii) either party from making general solicitations for employment or employing any person who either responds to such general solicitations or otherwise contacts such party on his or her own initiative without solicitation by such party in contravention of the restrictions set forth in this Section 6.13.

Section 6.14 No Acquisition of Shares.

Neither Buyer nor any of its Subsidiaries shall acquire beneficial ownership of any shares of Company Common Stock prior to the earlier of the termination of this Agreement or the Effective Time.

Section 6.15 Merger Sub.

Buyer shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.16 Taxes.    The Company and its Subsidiaries shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed on or before the Effective Time. All such Tax Returns will be consistent with past practice, and will be true, correct and complete when filed. None of the Company or its Subsidiaries shall (i) make or change any material Tax election; (ii) without the consent of the Buyer, which consent shall not unreasonably be withheld, file any amended income tax or other material Tax Return (iii) extend or waive any statute of limitations with respect to any material Taxes; or (iv) settle or compromise any material Tax liability. At least seven days prior to Closing, the Company shall furnish to Buyer a list of all states in which there is a material net operating loss carryforward into tax year 2004, and a schedule showing the estimated amounts of all such net operating loss carryforwards as well as the expiration date of such loss carryforwards (determined without regard to the transactions contemplated by this Agreement).

Section 6.17 Determination of Net Operating Losses Carryforward.    The Company has engaged the firm of Gardner, Corton & Douglas LLP to undertake a S382 study of the availability of the Company’s net operating losses. The Company will use its commercially reasonable best efforts to ensure that the study is completed and a copy promptly delivered to Buyer.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver by the other party (where permissible) at or prior to the Effective Time of the following conditions:

(a) No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint prohibiting the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, that makes the consummation of the Merger illegal or otherwise prohibit the consummation of the Merger.

(b) HSR Act; Other Approvals.    The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any foreign antitrust or combination Law identified on Schedule 7.1(b) and all material filings, consents, approvals and authorizations legally required to be made or obtained with or from a Governmental Authority to consummate the Merger shall have expired, been terminated, made or obtained, as applicable.

(c) Stockholder Approval.    This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company.

Section 7.2 Additional Conditions to Obligations of Buyer and Merger Sub.    The obligations of Buyer and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties.    (1) The representations and warranties of the Company contained in Sections 3.2(a), (b), (c), (d), (e) and, to the extent related to shares or securities of the Company, Section 3.2(g) of this Agreement shall be true and correct in all material respects as of the Effective Time (except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects as of such date) and (2) the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time (except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (iii) below)); and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth herein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) with the same force and effect as if made on and as of the Effective Time, and Buyer and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company.

(b) Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Buyer and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company.

Section 7.3 Additional Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties.    The representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time (except (i) for changes contemplated by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (iii) below)); and (iii) where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect) with the same force and effect as if made as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Buyer.

(b) Agreements and Covenants.    Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Buyer.

Section 7.4 Shareholder Litigation Relating to Merger.    Notwithstanding anything to the contrary in this Agreement, no claim brought by or on behalf of any shareholder of the Company arising out of or relating to the transactions contemplated by this Agreement shall be taken into consideration in determining whether: (a) there has been a breach of any representation, warranty or covenant in this Agreement, (b) any party to this Agreement has a right to terminate this Agreement, or (c) any condition to closing of the parties has been satisfied; provided, however, that this Section 7.4 shall not override Section 7.1(a).

ARTICLE VIII

TERMINATION

Section 8.1 Termination.    This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of Buyer and the Company; or

(b) by either Buyer or the Company if the Merger shall not have been consummated by May 14, 2005 (the “Final Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement); or

(c) by either Buyer or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action that has become final and non-appealable, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Sections 6.4 and 6.6; and provided, that the party seeking to terminate pursuant to this Section 8.1(c) shall have used its commercially reasonable best efforts to challenge such order, decree, ruling or other action; or

(d) by either Buyer or the Company if, at the Stockholder Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company for approval and adoption of this Agreement and the Merger shall not have been obtained provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the requisite vote of the Company’s stockholders shall have been caused by or related to the Company’s willful breach of this Agreement; or

(e) by Buyer, if

(i) the board of directors of the Company withholds, withdraws, modifies or changes its recommendation in a manner adverse to Buyer, or shall have resolved to do so (it being understood that any communication to stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a withdrawal, modification or change),

(ii) the board of directors of the Company endorses, approves or recommends any Alternative Transaction, or shall have resolved to do so (it being understood that any communication to stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be such a endorsement, approval or recommendation),

(iii) the Company shall have failed to include in the Proxy Statement the board of director’s recommendation to the Company’s stockholders to approve this Agreement and the Merger, or

(iv) a tender offer or exchange offer for 25 percent or more of the outstanding shares of stock of the Company has commenced, and the board of directors of the Company has not recommended rejection of such tender offer or exchange offer by the Company’s stockholders within ten (10) business days of the commencement thereof pursuant to Rule 14e-2 of the Exchange Act; or

(v) the Proxy Statement has been approved by the SEC at least 25 days prior to the Final Date and the Company (other than for reasons outside the Company’s control) fails to call or hold the Stockholder Meeting by the Final Date (or the Company indicates that it will not call and hold the Stockholder Meeting); or

(f) by the Company, prior to the Stockholder Meeting, if the Company receives a Superior Proposal with respect to which Buyer does not respond with a Superior Offer as provided in Section 5.3(d)(iii); provided that, the Company shall have complied with all its obligations under Section 5.3 hereof and with all applicable requirements of Section 8.3 hereof, including payment of the Fee pursuant to Section 8.3(b) hereof; or

(g) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, that unless such breach by its nature cannot be cured, Buyer may not terminate this Agreement pursuant to this Section 8.1(g) in respect of such breach unless such breach shall not have been cured by the Company within 30 days following notice by Buyer of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(g) if Buyer shall then be in material breach of this Agreement).

(h) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub, respectively, set forth in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied; provided, that unless such breach by its nature cannot be cured, the Company may not terminate this Agreement pursuant to this Section 8.1(h) in respect of such breach unless such breach shall not have been cured by Buyer or Merger Sub within 30 days following notice by the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(h) if the Company shall then be in material breach of this Agreement).

Section 8.2 Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders; provided, however, that nothing in this Section 8.2 shall relieve any party from liability for breach of this Agreement or for fees and expenses as set forth in Section 8.3, and that Sections 6.7, 8.2 and 8.3 and Article IX shall survive indefinitely any termination of this Agreement.

Section 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, (i) if the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, or (ii) if the Merger is consummated, then the Surviving Corporation shall pay all such fees and expenses.

(b) The Company shall pay Buyer a fee of $9,278,000 in cash (the “Fee”) in addition to any Buyer Expenses (as defined in Section 8.3(c) hereof) that are payable or have been paid to Buyer pursuant to Section 8.3(c) hereof, upon the earliest to occur of the following events:

(i) the termination by Buyer or the Company pursuant to Section 8.1(d) if (1) (x) an Alternative Transaction has been publicly proposed to the Company or its stockholders at or prior to the Stockholder Meeting (an “Alternative Proposal”), or (y) any Third Party shall have publicly announced an intention to make an Alternative Proposal with respect to the Company at or prior to the Stockholder Meeting, and (2) either: (A) such proposed Alternative Transaction has not been absolutely and unconditionally withdrawn or abandoned by such Third Party (unless the board of directors of the Company publicly announces that it unconditionally rejects such Alternative Proposal) prior to the Stockholder Meeting, or (B) notwithstanding the withdrawal of such Alternative Transaction or the rejection of the Alternative Proposal) by the board of directors of the Company as provided in the foregoing clause (A), this Agreement is terminated and an agreement for such Alternative Transaction is entered into or such Alternative Transaction is consummated within six (6) months after the date of such termination (provided, that, for purposes of this Section 8.3(b)(i), all references to 25% in the definition of “Alternative Transaction” shall be deemed to be 50%); or

(ii) The termination of this Agreement by Buyer pursuant to Section 8.1(e); or

(iii) The termination of this Agreement by the Company pursuant to Section 8.1(f).

(c) Upon the termination by Buyer or the Company, as applicable, pursuant to (i) Section 8.1(e), (ii) Section 8.1(f), or (iii) Section 8.1(g), the Company shall pay Buyer (in addition to the Fee, if payable) an amount equal to reasonable actual out-of-pocket costs and expenses (not in excess of an aggregate of $1,500,000) that Buyer has incurred and is expected to incur after such termination in connection with the transactions contemplated by this Agreement (the “Buyer Expenses”), and which amount shall represent the entire amount that Buyer is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of Buyer’s counsel, accountants and financial advisors.

(d) The Company acknowledges that the agreements contained in Sections 8.3(b) and 8.3(c) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as referred to in Sections 83(b) and 8.3(c) are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 8.3(b) and 8.3(c) are reasonable forecasts of the actual damages which may be incurred by Buyer under such circumstances, that the amounts payable pursuant to Sections 8.3(b) and 8.3(c) hereof constitute liquidated damages and not a penalty, and further that, without these agreements, Buyer would not enter into this Agreement.

(e) If Buyer terminates this Agreement pursuant to Section 8.1(e), to the extent applicable, (x) the Fee shall be paid within two (2) business days after the termination of the Agreement, and (y) the Buyer Expenses shall be paid promptly following the receipt by the Company of an invoice from Buyer setting forth such expenses in reasonable detail, accompanied by reasonable documentation.

(f) If the Company terminates this Agreement pursuant to Section 8.1(f), to the extent applicable, (x) the Fee shall be paid on the date of the termination of this Agreement and (y) the Buyer Expenses shall be paid promptly following the receipt by the Company of any invoice from Buyer setting forth such expenses in reasonable detail, accompanied by reasonable documentation.

(g) Notwithstanding anything contained in this Agreement, the Fee payable pursuant to Section 8.3(b)(i) shall be paid on the date an agreement for an Alternative Transaction is entered into.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties; Disclosure Letter.

(a) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, except that the agreements and liabilities set forth in Article II, Section 6.7, 8.3 and this Section 9.1 shall survive the Effective Time indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

(b) Any disclosure made with reference to one or more Sections of the Company’s Disclosure Letter or the Buyer’s Disclosure Letter shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent.

Section 9.2 Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address that shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telefacsimile number specified below:

(a) If to Buyer or Merger Sub:

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY 10281

Attention: General Counsel

Facsimile No.: (212) 732-8356

Telephone No: (212) 416-2000

With copies to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Joseph A. Stern, Esq.

    Philip Richter, Esq.

Fax: (212) 859-4000

Telephone No.: (212) 859-8000

(b) If to the Company:

MarketWatch, Inc.

825 Battery Street

San Francisco, California 94111

Attention: General Counsel

Fax: (415) 293-0640

Telephone No.: (415) 733-0500

With copies to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Robert Townsend, Esq.

Fax: (415) 268-7522

Telephone No.: (415) 268-7080

Section 9.3 Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.4 Waiver.    At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.5 Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6 Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.7 Entire Agreement; Incorporation of Schedules and Exhibits.    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder. The schedules and exhibits identified in this Agreement, including the Company’s Disclosure Letter and the Buyer’s Disclosure Letter, are incorporated herein by reference and made a part of this Agreement.

Section 9.8 Assignment, Merger Sub.    This Agreement shall not be assigned by operation of law or otherwise, except that Buyer and Merger Sub, with the written consent of the Company, which shall not be unreasonably withheld or delayed, may assign all or any of their rights hereunder to any Subsidiary of Buyer provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 9.9 Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Sections 6.9, 6.10, and 6.11, hereof.

Section 9.10 Governing Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof. Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement must be brought in the courts of the State of California, County of San Francisco, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California. Each party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The parties agree that any or all of them may file a copy of this Section 9.10 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

Section 9.11 Counterparts; Facsimile Delivery.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12 Enforcement of Agreement.    Each party acknowledges and agrees that the parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by the other parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, each party agrees that, in addition to any other right or remedy to which such party may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 9.13 Attorneys’ Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 9.14 WAIVER OF JURY TRIAL.    EACH OF BUYER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement and Plan Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

DOW JONES & COMPANY

By:	/s/ L. GORDON CROVITZ
Name: L. Gordon Crovitz Title: Senior Vice President President, Electronic Publishing

GOLDEN ACQUISITION CORP.

By:	/s/ L. GORDON CROVITZ
Name: L. Gordon Crovitz Title: President

MARKETWATCH, INC.

By:	/s/ LAWRENCE S. KRAMER
Name: Lawrence S. Kramer Title: Chairman of the Board and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

November 14, 2004

The Board of Directors

MarketWatch, Inc.

825 Battery Street

San Francisco, CA 94111

Dear Members of the Board:

We understand that MarketWatch, Inc., a Delaware corporation (“MarketWatch” or the “Company”), is considering a transaction whereby Dow Jones & Company, Inc., a Delaware corporation (“Buyer”), will acquire control of the Company. Pursuant to the terms of a draft Agreement and Plan of Merger dated as of November 13, 2004 (the “Agreement”), Buyer will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of Buyer (the “Transaction”). Pursuant to the terms of the Agreement, all of the issued and outstanding shares of the common stock of the Company, par value of $0.01 per share (the “Company Common Stock”), will be converted into the right to receive, for each share of Company Common Stock, $18.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock of the Consideration to be received by such holders of Company Common Stock in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS will also receive a fee upon delivery of this opinion. In the past, UBS and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates may trade securities of the Company or Buyer for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. At your request, we have contacted third parties to solicit indications of interest in a possible Transaction with the Company and held discussions with certain of these parties prior to the date hereof.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Transaction or constitute a recommendation to any holder of Company Common Stock as to how such holder of Company Common Stock should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that Buyer and the Company will comply with all the material terms of the Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vi) reviewed the Agreement and (vii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

B-1

In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock.

Very truly yours,

UBS SECURITIES LLC

B-2

ANNEX C

§ 262.    Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of nor consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days of the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation is a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days of the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

MarketWatch, Inc.

825 Battery Street

San Francisco, California 94111

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF MARKETWATCH, INC.

The undersigned hereby appoints Lawrence S. Kramer, Paul Mattison and Douglas S. Appleton as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, $0.01 par value, of MarketWatch, Inc. held of record by the undersigned on December 6, 2004, at the special meeting of MarketWatch stockholders to be held at 825 Battery Street, San Francisco, California, 10:00 a.m., local time, on                 , 2005, and at any continuations, postponements or adjournments thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying notice of special meeting of stockholders and the proxy statement with respect thereto and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

This proxy, when properly executed and returned in a timely manner, will be voted at the MarketWatch special meeting and any continuations, postponements or adjournments thereof in the manner directed herein. If no contrary indication is made, the proxy will be voted “FOR” the proposals below and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the MarketWatch special meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

SEE REVERSE SIDE

Please mark votes as in this example.	☒

The board of directors of MarketWatch recommends that you vote “FOR” the merger proposal.			The board of directors of MarketWatch recommends that you vote “FOR” the proposal to adjourn or postpone if necessary.

1. Proposal to approve and adopt the agreement and plan of merger that MarketWatch entered into on November 14, 2004 with Dow Jones & Company, Inc. and Golden Acquisition Corp., pursuant to which MarketWatch would merge with a wholly-owned subsidiary of Dow Jones and become a wholly-owned subsidiary of Dow Jones after the merger. The adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement proposal.

			FOR ☐	AGAINST ☐	ABSTAIN ☐

It is not expected that any matters other than those described in the proxy statement will be presented at the special meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in accordance with their discretion.

(Reverse Side)

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the MarketWatch special meeting or any continuations, postponement or adjournment thereof.

This proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:	Date:

Signature:	Date:

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE

THIS PROXY CARD AND RETURN IT PRIOR TO THE MARKETWATCH SPECIAL MEETING IN

THE ENCLOSED ENVELOPE.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting.

Your Internet and Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/mktw—Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

Telephone

1-800-435-6710—Use any touch tone phone to vote your proxy. Have your proxy card in hand when you call.

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.